UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

POWERWAVE TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held October 27, 2011

To Our Shareholders:

The Annual Meeting of Shareholders of Powerwave Technologies, Inc. (the “Company”) will be held at the offices of the Company located at 1801 E. St. Andrew Place, Santa Ana, CA 92705, on October 27, 2011 at 10:00 a.m. Pacific Time (“Annual Meeting”), for the following purposes:

1.	To elect eight directors to hold office until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified;

2.	To hold a non-binding advisory vote on the approval of the compensation of the Company’s named executive officers;

3.	To hold a non-binding advisory vote on the frequency of advisory votes on the approval of the compensation of the Company’s named executive officers;

4.
To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a 1-for-5 reverse stock split and to reduce the authorized number of shares of Common Stock from 250,000,000 to 100,000,000;

5.	To ratify the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for fiscal year 2011; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors recommends that you vote for each of the eight nominees for director, for the approval of the compensation of the Company’s named executive officers, for the frequency of “every year” for future advisory votes on the approval of the compensation of the Company’s named executive officers, for the amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a 1-for-5 reverse stock split and to reduce the authorized number of shares of Common Stock from 250,000,000 to 100,000,000 and for the ratification of Deloitte & Touche as our independent registered public accounting firm for fiscal year 2011.  Only shareholders of record at the close of business on September 15, 2011 are entitled to notice of and to vote at the Annual Meeting.

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you the enclosed set of proxy materials, including a proxy card, and by notifying you of the availability of the proxy materials on the Internet.

All shareholders are urged to attend the Annual Meeting in person or by proxy.  YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS.  (BENEFICIAL OWNERS MAY VOTE OVER THE INTERNET, BY TELEPHONE, OR BY MAILING THE ENCLOSED VOTING INSTRUCTIONS.)  For specific instructions on voting, please refer to the instructions on your enclosed proxy card.  The proxy is revocable and will not affect your right to vote in person in the event you attend the Annual Meeting.  You may revoke your proxy at any time before it is voted.  In addition, if you plan to attend the Annual Meeting in person, please check the appropriate box so that we can ensure we have proper accommodations.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on October 27, 2011.

This Proxy Statement and our Annual Report to Shareholders for the fiscal year 2010 are available online at http://www.powerwave.com/ir/.

By Order of the Board of Directors Kevin T. Michaels Chief Financial Officer and Secretary

Santa Ana, California September 23, 2011

ABOUT THE ANNUAL MEETING	1

What is the purpose of the Annual Meeting?	1
Why am I receiving these proxy materials?	1
What proposals will be voted on at the Annual Meeting?	1
Who is entitled to vote at the Annual Meeting?	2
What is the difference between holding shares as a shareholder of record and as a beneficial owner?	2
How can I vote my shares in person at the Annual Meeting?	2
How can I vote my shares without attending the Annual Meeting?	2
Can I change my vote?	2
Who can attend the Annual Meeting?	3
What are the Board’s voting recommendations?	3
What vote is required to approve each proposal?	3
What does it mean if I receive more than one proxy or voting instruction card?	3
Where can I find the voting results of the Annual Meeting?	3
What happens if additional proposals are presented at the Annual Meeting?	4
What is the quorum requirement for the Annual Meeting?	4
Who will count the vote?	4
Is my vote confidential?	4
Who will bear the cost of soliciting votes for the Annual Meeting?	4
May I submit a proposal for inclusion in the Proxy Statement for next year's Annual Meeting of Shareholders or nominate individuals to serve as directors?	4
What Directions Should I Follow to Attend the Annual Meeting?	4

SECURITY OWNERSHIP	5

Principal Stockholders	5
Security Ownership of Directors and Executive Officers	6
Section 16(a) Beneficial Ownership Reporting Compliance	7

PROPOSAL 1 – ELECTION OF DIRECTORS	8

EXECUTIVE COMPENSATION	17

PROPOSAL 2 – NON-BINDING ADVISORY VOTE ON THE APPROVAL OF COMPENSATION OF NAMED EXECUTIVE OFFICERS	36

PROPOSAL 3 – NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON THE APPROVAL OF COMPENSATION OF NAMED EXECUTIVE OFFICERS	37

PROPOSAL 4 – APPROVAL OF THE AMENDMENT TO POWERWAVE’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-5 REVERSE STOCK SPLIT AND TO REDUCE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 250,000,000 TO 100,000,000	38

PROPOSAL 5 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	44

ANNUAL REPORT	44

EXHIBIT A - Certificate of Amendment of Amended and Restated Certificate of Incorporation of Powerwave Technologies, Inc.	45
EXHIBIT B - Proxy Card	46

POWERWAVE TECHNOLOGIES, INC.
1801 E. St. Andrew Place
Santa Ana, California 92705
_______________________________

PROXY STATEMENT
_______________________________

This Proxy Statement contains information related to the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) of Powerwave Technologies, Inc. (the “Company”, “we”, “us” or “Powerwave”) for use in connection with the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on October 27, 2011, beginning at 10:00 a.m., Pacific Time, at the offices of Powerwave located at 1801 E. St. Andrew Place, Santa Ana, CA 92705, and at any and all adjournments or postponements thereof.  This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about September 23, 2011.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters outlined in the Notice of the Annual Meeting of Shareholders included as part of this Proxy Statement, including the election of eight directors, a non-binding advisory vote on the approval of the compensation of the Company’s named executive officers, a non-binding advisory vote on the frequency of future advisory votes on the approval of the compensation of the Company’s named executive officers, the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to:  (a) effect a 1-for-5 reverse stock split; and (b) reduce the authorized number of shares of Common Stock from 250,000,000 to 100,000,000, and the ratification of the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as the Company’s independent auditors.  In addition, management will be available to respond to questions from shareholders.

Why am I receiving these proxy materials?

The Board is providing these proxy materials for you in connection with our Annual Meeting, which will take place on October  27, 2011.  Shareholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.  If you receive more than one proxy card because your shares are registered in different names or at different addresses, please sign and return each proxy card so that all of your shares will be represented at the Annual Meeting.  We are delivering multiple copies of this Proxy Statement and our 2010 Annual Report (the “Annual Report”) to multiple shareholders sharing an address unless we have received contrary instructions from one or more of such shareholders.  If you are a shareholder residing at a shared address and would like to request an additional copy of the Proxy Statement or Annual Report now or with respect to future mailings (or if you would like to receive only one copy of the Proxy Statement or Annual Report if you are currently receiving multiple copies), please send your request to Powerwave Technologies, Inc., Attention Corporate Secretary, at the address noted above or call us at (714) 466-1000.

What proposals will be voted on at the Annual Meeting?

There are five proposals scheduled to be voted on at the Annual Meeting:

•	the election of eight directors to hold office until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified;

•	a non-binding advisory vote on the approval of the compensation of our named executive officers;

•	a non-binding advisory vote on the frequency of advisory votes on the approval of the compensation of our named executive officers;

•
the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) to effect a 1-for-5 reverse stock split (the “Reverse Stock Split”) and reduce the authorized number of shares of Common Stock from 250,000,000 to 100,000,000 (the “Authorized Share Reduction”); and

•	the ratification of the appointment of Deloitte & Touche as Powerwave’s independent registered public accounting firm for fiscal year 2011.

Who is entitled to vote at the Annual Meeting?

The common stock of the Company (“Common Stock”) constitutes the only class of securities entitled to notice of, to attend and to vote at the Annual Meeting. Only shareholders of record at the close of business on September 15, 2011, the record date for the Annual Meeting, are entitled to receive notice of and to participate in the Annual Meeting.  As of September 15, 2011 (the “Record Date”), there were 158,394,537 shares of Common Stock issued and outstanding.  If you were a shareholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting.  Each outstanding share of Common Stock will be entitled to one vote on each matter.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most shareholders of Powerwave hold their shares through a broker, bank or other nominee rather than directly in their own name.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare Limited, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Powerwave.   As the shareholder of record, you have the right to grant your voting proxy directly to Powerwave or to vote in person at the Annual Meeting.  We have enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record.  As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the Annual Meeting. Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing the broker, bank or other nominee how to vote your shares. The voting instruction card provides various alternative voting methods, such as via the Internet, by telephone or by mail.

How can I vote my shares in person at the Annual Meeting?

Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting.  If you choose to do so, please bring the enclosed proxy card and proof of identification.  Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.  Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares in person.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting.  You may vote your directly held shares by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee following the instructions on the form included with this Proxy Statement.

Can I change my vote?

You may change your proxy instructions at any time prior to the vote at the Annual Meeting.  For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the Annual Meeting and voting in person.  Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically request that such proxy be revoked.  For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker, bank or other nominee.

Who can attend the Annual Meeting?

Each of the Company’s shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting.  Cameras, recording devices and other electronic devices are not permitted at the Annual Meeting.  YOUR VOTE IS VERY IMPORTANT.  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN AND SUBMIT YOUR PROXY CARD AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS.  For specific instructions on voting, please refer to the instructions on your proxy card or the voting instruction card.

What are the Board’s voting recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board unanimously recommends a vote:

•	FOR the election of the nominated slate of eight directors (see Proposal 1) (broker non-votes and abstentions will not be taken into account with respect to the election of directors);

•	FOR approval of the compensation of the Company’s named executive officers (see Proposal 2) (abstentions will count against this proposal, but broker non-votes will have no effect on the proposal);

•
FOR approval of the holding of advisory votes on the approval of compensation for our named executive officers once every year (see Proposal 3) (broker non-votes and abstentions will have no effect on this proposal);

•
FOR the amendment to our Certificate of Amendment to effect the Reverse Stock Split and Authorized Share Reduction (see proposal 4) (broker non-votes and abstentions will count against this proposal); and

•
FOR ratification of the appointment of Deloitte & Touche as the Company’s independent registered public accounting firm for fiscal year 2011 (see Proposal 5) (abstentions will count against this proposal).

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each proposal?

Election of Directors

The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors, so the eight director nominees with the most votes will be elected. A properly executed proxy marked ‘‘WITHHOLD AUTHORITY’’ with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum present at the Annual Meeting.

Other Items

For the approval of the non-binding advisory vote on the compensation paid to our named executive officers, and the ratification of the appointment of Deloitte & Touche, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval.  For the approval of the amendment to our Certificate of Incorporation to effect the Reverse Stock Split and the Authorized Share Reduction, the affirmative vote of the majority of the outstanding shares of common stock will be required for approval.  A properly executed proxy marked ‘‘ABSTAIN’’ with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote. If you hold your shares in street name through a broker or other nominee, and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.”

Broker Non-Votes

Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner, and voting instructions are not given. If you hold your shares through a broker, bank or other nominee, it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1).  In the past, if you held your shares through a broker, bank or other nominee and you did not indicate how you wanted your shares voted in the election of directors, your bank, broker or other nominee was allowed to vote those shares on your behalf in the election of directors as they felt appropriate.

However, recent changes in the regulations applicable to brokers, dealers and other nominees have resulted in such parties having no authority to vote on the election of directors absent instructions from beneficial owners. Your bank, broker or other nominee will, however, continue to have discretion to vote any uninstructed shares on the ratification of Deloitte & Touche as the Company’s independent registered public accounting firm (Proposal 5). Shares represented by “broker non-votes” will be counted in determining whether there is a quorum. If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered under different names or are held in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results of the Annual Meeting?

Powerwave will announce preliminary voting results at the Annual Meeting and file a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”) with voting results by November 2, 2011.

What happens if additional proposals are presented at the Annual Meeting?

Other than the five proposals described in this Proxy Statement, we do not expect any other matters will be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Ronald J. Buschur, Powerwave's President and Chief Executive Officer, and Kevin T. Michaels, Powerwave's Chief Financial Officer and Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting.  If for any unforeseen reason any of Powerwave's eight director nominees are not available to serve as director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

What is the quorum requirement for the Annual Meeting?

The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. Based on the number of shares outstanding on the Record Date of 158,394,537, a total of 79,197,269 shares will constitute a quorum for purposes of this Annual Meeting. The shares may be present in person or represented by proxy at the Annual Meeting.

Who will count the vote?

A representative of Computershare Limited, Powerwave's transfer agent, will tabulate the votes, and either a representative of Computershare Limited or an officer of Powerwave will act as the Inspector of Elections.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Powerwave or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board.  Occasionally, shareholders provide written comments on their proxy card, which are then forwarded to Powerwave's management.

Who will bear the cost of soliciting votes for the Annual Meeting?

Powerwave will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials.  In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities.  We have retained the services of MacKenzie Partners, Inc. (“MacKenzie”) to aid in the solicitation of proxies from banks, brokers, nominees and intermediaries. We estimate that we will pay MacKenzie $6,000 for its services, plus out of pocket expenses.  We will also reimburse banks, brokers and other nominees representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

May I submit a proposal for inclusion in the Proxy Statement for next year's Annual Meeting of Shareholders or nominate individuals to serve as directors?

Any shareholders desiring to submit a proposal for inclusion in the Proxy Statement for next year’s Annual Meeting of Shareholders should arrange for such proposal to be delivered to the Secretary of Powerwave at its principal place of business no later than May 23, 2012 in order to be considered for inclusion in that Proxy Statement.  Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and certain other aspects are regulated by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), rules and regulations of the SEC and other laws and regulations, as well as our bylaws, to which interested persons should refer.  We currently anticipate that our next Annual Meeting of Shareholders will be held in October 2012.

Under Rule 14a-4 as promulgated under the Exchange Act, Powerwave will be allowed to use its discretionary voting authority when the proposal is raised at any Annual Meeting, without any discussion of the matter in the Proxy Statement for that meeting, in two situations:  (i) if a proponent of a proposal fails to notify Powerwave at least 45 days prior to the current year's anniversary of the date of the mailing of the prior year's Proxy Statement; or (ii) if the date of the Annual Meeting has changed by more than 30 days from the prior year and if notice of the proposal is not received by the Company within a reasonable period of time before Powerwave mails the Proxy Statement for the current year.

What Directions Should I Follow to Attend the Annual Meeting?

The Annual Meeting will be held at the offices of Powerwave located at 1801 E. St. Andrew Place, Santa Ana, CA 92705, on October 27, 2011 at 10:00 a.m., Pacific Time.  Our offices are located off of the 55 freeway between the 5 and 405 freeways in Orange County.  Take the Edinger exit and head west.  Turn left on Ritchey and then right on E. St. Andrew Place.  Our offices are located on the right hand side of the street.  Please park in the visitor parking lot.

SECURITY OWNERSHIP

Principal stockholders

Based on a review of Schedule 13G filings with the SEC, the following shareholders own more than 5% of the outstanding shares of Powerwave Common Stock as of September 15, 2011:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Shares Outstanding (1)
Artis Capital Management LP Artis Capital Management, Inc. Stuart L. Peterson One Market Plaza Steuart St. Tower Suite 2700 San Francisco, CA 94105	35,749,598	(2)	22.6%
The Vanguard Group, Inc. P.O. Box 2600 Valley Forge, PA 19482-2600	9,511,553	(3)	6.0%
Silver Lake Group, LLC 2775 Sand Hill Road, Suite 100 Menlo Park, CA 94205	13,983,283	(4)	8.8%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days of September 15, 2011, and shares of Common Stock subject to our outstanding 1.875% convertible notes due November 2024, our outstanding 3.875% convertible notes due October 2027, and our outstanding 2.75% senior subordinated notes due 2041 currently convertible, or convertible within 60 days of September 15, 2011, are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible notes, but are not deemed outstanding for computing the percentage of any other person.  As of September 15, 2011 the Company had a total of 158,394,537 shares of Common Stock issued and outstanding.  Except as indicated by footnote and subject to community property laws where applicable, to the knowledge of the Company, the companies and persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them.

(2)
Based on a Schedule 13G filed with the SEC on September 13, 2011.  Includes 2,004,356 shares issuable upon conversion of our 3.875% convertible notes due 2027.  Artis Capital Management LP, Artis Capital Management, Inc., Artis Partners 2X Ltd and Stuart L. Peterson have entered into a voting agreement with the Company under which they each agreed to vote the shares of the Company that they are deemed to beneficially own in excess of 14.99% of the outstanding shares of the Company in accordance with the recommendations of the Board. The address of Artis Partners 2X Ltd is c/o Goldman Sachs Administration Services, Gardenia Court, Suite 3307, 45 Market Street, Camana Bay, P.O. Box 896, KY1-1103, Cayman Islands.

(3)	Based on a Schedule 13F filed with the SEC on August 10, 2011. The 13F states that the Vanguard Group, Inc has sole voting authority with respect to 9,305,865 shares.

(4)	Based on a Schedule 13G filed with the SEC on August 30, 2011. Includes 8,927,055 shares issuable upon conversion of our 3.875% convertible notes due 2027 and our 2.75% convertible notes due 2041.

Security Ownership of Directors and Executive Officers

The following table shows the amount of Common Stock beneficially owned (unless otherwise indicated) by our directors, named executive officers and all directors and executive officers as a group.  Except as otherwise indicated, all information is as of September 15, 2011.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)		Percentage of Shares Outstanding (2)
Ronald J. Buschur	1,540,748	(3)	*
Kevin T. Michaels	921,003	(4)	*
J. Marvin MaGee	477,989	(5)	*
Khurram P. Sheikh	570,834	(6)	*
Basem Anshasi	358,855	(7)	*
David L. George	170,000	(8)	*
John L. Clendenin	184,000	(8)	*
Eugene L. Goda	140,000	(8)	*
Ken J. Bradley	141,375	(9)	*
Carl W. Neun	98,000	(10)	*
Moiz M. Beguwala	129,375	(9)	*
Richard Burns	37,495	(11)	*
All Directors and Executive Officers as a Group (12 persons)	4,769,674	(12)	2.9%

(1)	Unless otherwise indicated, the business address of each holder is: c/o Powerwave Technologies, Inc. 1801 E. St. Andrew Place, Santa Ana, CA 92705.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days of September 15, 2011, and shares of Common Stock subject to our outstanding 1.875% convertible notes due November 2024, our outstanding 3.875% convertible notes due October 2027, and our outstanding 2.75% senior subordinated notes due 2041 currently convertible, or convertible within 60 days of September 15, 2011, are deemed outstanding for computing the percentage of the person holding such options, warrants or convertible notes, but are not deemed outstanding for computing the percentage of any other person.  As of September 15, 2011 the Company had a total of 158,394,537 shares of Common Stock issued and outstanding.  Except as indicated by footnote and subject to community property laws where applicable, to the knowledge of the Company, the companies and persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown to be beneficially owned by them.

(3)	Includes options exercisable for 1,262,500 shares within 60 days of September 15, 2011.

(4)	Includes options exercisable for 816,561 shares within 60 days of September 15, 2011.

(5)	Includes options exercisable for 456,028 shares within 60 days of September 15, 2011.

(6)	Includes options exercisable for 483,983 shares within 60 days of September 15, 2011.

(7)	Includes options exercisable for 238,019 shares within 60 days of September 15, 2011.

(8)	Includes options exercisable for 100,000 shares within 60 days of September 15, 2011.

(9)	Includes options exercisable for 119,375 shares within 60 days of September 15, 2011.

(10)	Includes options exercisable for 55,000 shares within 60 days of September 15, 2011.

(11)	Represents options exercisable for 21,495 shares within 60 days of September 15, 2011.

(12)	Includes options exercisable for 3,872,336 shares within 60 days of September 15, 2011 (see footnotes 3-11).

 *      Represents less than 1% of shares outstanding

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Powerwave’s directors, executive officers, and beneficial owners of more than ten percent of a registered class of Powerwave’s equity securities, to file reports of ownership with the SEC and NASDAQ.  Directors, executive officers and greater than ten percent beneficial owners are required by SEC regulations to furnish Powerwave with copies of all Section 16(a) reports they file.

To Powerwave’s knowledge, based solely on a review of filings with the SEC and written representations by each director and executive officer that no other reports were required, we believe that all of our directors and executive officers have complied with the reporting requirements of Section 16(a) of the Exchange Act during fiscal year 2010.

PROPOSAL 1 – ELECTION OF DIRECTORS

The current term of office of all of Powerwave’s directors expires at the Annual Meeting. The Board proposes that the following nominees be elected until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified. The current number of directors fixed by the bylaws of the Company is eight. Each of the following nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

The nominees for directors are:

Moiz M. Beguwala, 65, has been a member of Powerwave's Board since December 2007.  Mr. Beguwala serves as non-executive Chairman of the Board and as a member of the Compensation Committee of RF Nano, a privately-held company engaged in research and development activities in carbon nanotubes and has held such positions since 2009.  Mr. Beguwala serves as a Board member of Skyworks Solutions Inc. and serves on the Audit and Nomination and Governance committees of the Board.  Mr. Beguwala is a Board member of Cavendish Kinetics Inc. a privately held company engaged in devices based on MEMS technology.   Mr. Beguwala was Senior Vice President and General Manger of the Wireless Communications business unit of Conexant Systems, Inc. from January 1999 to June 2002 when he retired from Conexant.  Prior to Conexant’s spin off from Rockwell International Corporation, Mr. Beguwala served as Vice President and General Manager, Wireless Communications Division, Rockwell Semiconductor Systems, Inc. from October 1998 to December 1998; Vice President and General Manager Personal Computing Division, Rockwell Semiconductor Systems, Inc. from January 1998 to October 1998; and Vice President, Worldwide Sales, Rockwell Semiconductor Systems, Inc. from October 1995 to January 1998.  Mr. Beguwala brings to the Board extensive experience with respect to management and sales at technology companies with an emphasis on wireless technologies. In addition, Mr. Beguwala also brings directorial experience serving on the board of directors of Skyworks Solutions, Inc.,  RF Nano Inc. and Cavendish Kinetics, Inc.

Ken J. Bradley, 64, has been a member of the Board since December 2007.  Mr. Bradley has been President of Lytica Inc. since February 2005, a privately-held company specializing in supply chain management and product life cycle planning.  From January 2003 through January 2005, Mr. Bradley was the Chief Executive Officer of CoreSim, Inc., a company specializing in advanced systems design analysis.  Prior to CoreSim, Mr. Bradley was with Nortel Networks from 1972 to 2002, most recently as Nortel’s Chief Procurement Officer.  During his 30-year career at Nortel, Mr. Bradley held several national and international executive positions in supply management, operations management and technology development including Vice President, Supplier Strategy; Senior Managing Director, Guandong Nortel Communications Joint Venture in China; and Vice President, China Joint Venture Program.  Mr. Bradley also serves on the Board of Directors of two private companies, SynQor, Inc. and Lytica, Inc. Mr. Bradley brings to the Board over thirty years of experience in key leadership roles in supply chain management and procurement in the wireless telecommuncations industry at Nortel Networks.  His supply chain experience at Nortel Networks together with his understanding of the global wireless industry provides insight to the Board and management.

Richard Burns, 58, has been a member of the Board since March 2011. Mr. Burns has been an independent consultant working as a senior advisor for McKinsey & Co. since April 2008.  From December 2006 through March 2008, Mr. Burns was President of Network Services for AT&T’s wireless network and mobility division where he was responsible for strategically deploying AT&T’s 3G mobile broadband network and management and oversight of all phases of wireless network engineering, construction, operations and maintenance.  From December 2004 through December 2006, Mr. Burns was Chief Integration Officer, Broadband for BellSouth Corporation, where he had responsibility for overseeing the company’s business transformation and broadband strategy.  Prior to 2004, Mr. Burns held other positions at BellSouth Corporation, including Chief Supply Chain Officer and President of BellSouth’s broadband and internet division.  Mr. Burns brings to the Board extensive management and operational experience in the telecommunications industry which enables him to offer a broad range of management, operations and supply chain experience to the Board and management.

Ronald J. Buschur, 47, became Chief Executive Officer of Powerwave and a member of the Board in February 2005.  Mr. Buschur joined the Company in June 2001 as Chief Operating Officer.  In May 2004, Mr. Buschur became President of the Company.  Prior to joining the Company, Mr. Buschur held various positions at HMT Technology/Komag, an independent supplier of thin-film disks, including President and Chief Operating Officer from 1999 to 2000, Vice President of Sales, Marketing and Quality Assurance from 1997 to 1999 and Vice President of Quality Assurance from 1994 to 1997.  From 1993 to 1994, Mr. Buschur was Director of Quality at Maxtor, a disk drive company.  Mr. Buschur held various managerial positions at Digital Equipment Corporation, a computer manufacturer from 1987 to 1993.  Mr. Buschur’s knowledge of all aspects of the business combined with his leadership and his extensive experience in operations management at other technology companies, positions him well to serve as Powerwave’s President, Chief Executive Officer and as a director.

John L. Clendenin, 77, was the Lead Director of Powerwave from February 2005 to October 2007.  Mr. Clendenin was non-executive Chairman of the Board of Powerwave from January 3, 1999 to February 2005 and has been a member of the Board since May 1998.  Mr. Clendenin is a Chairman Emeritus of BellSouth Corporation, a telecommunications holding company.  He served as Chairman of the Board of BellSouth until December 31, 1997 and as President and Chief Executive Officer from 1984 until his retirement at the end of 1996.  Prior to BellSouth, Mr. Clendenin was President of Southern Bell from April 1981 to December 1983.  Mr. Clendenin brings to the Board extensive knowledge of Powerwave’s operations from his tenure on the Board since 1998.  In addition, Mr. Clendenin’s extensive management experience in the telecommunications industry enables him to offer a wealth of management experience, business understanding and front-line exposure to many of the issues facing public companies.

David L. George, 58, has been a member of the Board since November 1995.  Since August 2007, he has been President of Prime Radio Products, a privately-held manufacturer of commercial radio accessories for public safety equipment. From January 2005 to August 2007, he served as Executive Vice President Operations of the Land Mobile Division of Vertex Standard Inc., a company that designs, manufactures and sells communications equipment for commercial land mobile, amateur radio and general aviation applications.  From April 2002 to June 2004, Mr. George served as Chief Operating Officer, Chief Technical Officer and President of the Wireless Communications Division of Bizcom U.S.A., Inc., a public company specializing in emergency management software solutions and wireless communications systems.  Prior to joining Bizcom, Mr. George was in private practice providing consulting services to participants in the wireless industry.  From June 2000 to June 2001, he was Executive Vice President of Operations for Securicor Wireless, Inc., a large mobile radio network provider.  Mr. George was the co-founder and served as Executive Vice President and Chief Technical Officer of ComSpace Corporation, formerly known as Unique Technologies, International, L.L.C., a wireless technology development company from February 1994 to June 2000.  From November 1983 to February 1994, Mr. George served as Vice President, Director of Operations, and Commercial Communications Division of Uniden America.  A member of the Institute of Electrical and Electronic Engineers for more than 22 years, he holds several patents relating to wireless technology and networks.  Mr. George brings to the Board extensive knowledge of Powerwave’s operations from his tenure on the Board since 1995.  In addition, Mr. George has over thirty years of experience in engineering and product development in the wireless technology industry, which enables him to be a valuable contributor to the Board.

Eugene L. Goda, 75, has been a member of the Board since November 1995.  From June 1997 to March 2000, Mr. Goda served as Chairman of the Board, President and Chief Executive Officer of Objectshare Inc., a software company.  From October 1991 to October 1995, Mr. Goda served as Chief Executive Officer of Simulation Sciences, Inc., a software company.  From July 1989 to September 1991, he served as Chief Executive Officer of Meridian Software Systems.  Mr. Goda brings to the Board extensive knowledge of Powerwave’s operations from his tenure on the Board since 1995.  In addition, Mr. Goda’s experience in leadership and management roles at technology companies in the software industry enables him to offer an understanding and front-line exposure to many issues facing public companies.  Mr. Goda also has been active in public company director education and is Director Emeritus of the Forum for Corporate Directors, a non-profit company whose mission is to assist directors and C-level executives to set the highest standards in corporate governance.

Carl W. Neun, 67, has been a member of the Board since February 2000 and was appointed as Chairman of the Board of Powerwave in October 2007.  From 1993 to January 2000, Mr. Neun was Senior Vice President and Chief Financial Officer of Tektronix, Inc.  From 1987 to 1993, he was Senior Vice President of Administration and Chief Financial Officer of Conner Peripherals, Inc.  Mr. Neun has over ten years of financial experience in key leadership roles at public companies, including thirteen years as a Chief Financial Officer.  Mr. Neun brings extensive financial management experience at technology companies and has been determined to be an “audit committee financial expert” as defined by the regulations promulgated by the SEC.  Mr. Neun also brings directorial experience serving on the board of directors of RadiSys Corporation and Plannar Systems, Inc.

Public Company Directorships During Past Five Years

Mr. Beguwala currently serves on the board of directors of one other publicly traded company, Skyworks Solutions, Inc., a manufacturer of analog and mixed signal semiconductors, and has held such position since 2002.

Mr. Bradley previously served on the board of directors of one other publicly traded company, RadiSys Corporation, a provider of advanced solutions for the communications networking and commercial systems markets, from 2003 to January 2011.

Mr. Clendenin currently serves on the board of directors of one other publicly traded company, Acuity Brands, Inc., a provider of lighting related solutions, and has held such position since 2001. Mr. Clendenin previously served on the board of directors at three other publicly traded companies, The Home Depot from 1996 to 2008, The Kroger Co. from 1986 to 2007 and Equifax Incorporated from 1982 to 2008.

Mr. Neun currently serves on the board of directors of two other publicly traded companies, RadiSys Corporation , a provider of advanced solutions for the communications networking and commercial systems markets and Planar System, Inc., a provider of specialty display solutions. Mr. Neun has been a member of the board of directors at RadiSys since 2000 and Planar since 2000.

None of the Company’s other directors currently serve on the board of directors of any public companies.

Family Relationships

There are no family relationships between any of our directors and executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Director Compensation

Non-employee director compensation is determined annually by the Board acting upon the recommendation of the Compensation Committee.  Directors who are also employees of the Company receive no additional compensation for service as a Director.  The following table shows compensation for non-employee directors for fiscal year 2010:

Annual director retainer	$40,000
Annual lead director/chairman retainer(1)	$20,000
Annual audit committee chair (2)	$10,000
Annual compensation committee chair (2)	$7,500
Annual corporate governance and nominating committee chair (2)	$5,000
Annual stock option grant	45,000 shares
Board meeting fees (3)	$1,500
Committee meeting fees (4)	$1,000

(1)	The annual retainer for the chairman is paid in addition to the annual director retainer.

(2)	This is in addition to the committee meeting fees.

(3)	This is paid for each Board meeting attended, including telephonic meetings where resolutions were taken.

(4)	This is paid for each committee meeting attended, including telephonic meetings where resolutions were taken.

The Company does not provide retirement benefits to non-employee directors under any current program.

Stock Options

On November 2, 2010, Messrs. Beguwala, Bradley, Clendenin, George, Goda, and Neun were each granted an option to purchase 45,000 shares of Common Stock at an exercise price of $2.15 per share under the Company’s 2010 Omnibus Incentive Plan (“2010 Plan”) in connection with their annual membership on the Board.

For additional information regarding Director compensation, see the Independent Director Compensation table included in the section entitled “Executive Compensation.”

Meetings of the Board of Directors and Meeting Attendance

During the fiscal year ended January 2, 2011, the Board of Directors held six meetings. Each director attended greater than 75% of the meetings of the Board of Directors and greater than 75% of the  meetings of the committees on which they served.

Attendance at Annual Meetings

All seven board members as of January 2, 2011 attended the 2010 Annual Meeting.  In accordance with the Company’s corporate governance guidelines, all directors are expected to attend the annual meeting of shareholders.

Corporate Governance Policies and Practices

The following is a summary of our corporate governance policies and practices:


All members of the Board are independent directors, as defined in the NASDAQ Listing Rules, excluding the Chief Executive Officer.  Independent directors do not receive consulting, legal or other fees from Powerwave other than compensation relating to service on the Board or any committee thereof.

	The independent directors of the Board meet regularly without the presence of management.


All of our employees, officers and directors are subject to our Code of Business Conduct and Ethics Policy.  The ethics policy meets the requirements of the NASDAQ Listing Rules, as well as the code of ethics requirements of the SEC.  Any waiver of the requirements of the ethics policy with respect to any individual board member is subject to the approval of the entire Board.

	Directors stand for reelection every year.

	The Board of Director’s current policy is to separate the roles of Chairman of the Board and Chief Executive Officer.

	The Audit, Compensation and Nominating and Corporate Governance Committees consist entirely of independent directors.

	The Audit Committee reviews and approves all related-party transactions, if any.


As part of our Code of Business Conduct and Ethics Policy, we have made a “whistleblower” hotline available to all employees for anonymous reporting of financial or other concerns.  The Audit Committee receives directly, without management participation, all hotline activity reports, including complaints on accounting, internal controls or auditing matters.

Board Involvement in Risk Oversight

Our Board provides oversight with respect to our management of risk, both as a whole and through its standing committees. The Board typically reviews and discusses with management, at each of its regular quarterly meetings, information presented by management relating to our operational results and outlook, including information regarding risks related to our business and operations, as well as risks associated with the markets we serve.

The Board approves the Company’s high level goals, strategies and policies to set the tone and direction for appropriate risk taking within the business. The Board and its committees then emphasize this tone and direction in its oversight of management’s implementation of the Company’s goals, strategies and policies.  The Board has delegated oversight for matters involving certain specific areas of risk exposure to its three committees. Each committee reports to the Board at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which such committee provides oversight.

The Audit Committee of our Board provides risk oversight, focusing in particular on financial and credit risk, internal controls, the integrity of our financial statements and our financial reporting process. The Audit Committee oversees the management of such risks generally as part of its responsibilities related to the review of our financial results and our internal control over financial reporting. The Compensation Committee is responsible primarily for reviewing, approving and evaluating our compensation plans, policies and programs and has responsibility for overseeing the management of risk related to our compensation policies and practices. The Compensation Committee considers risks associated with our business in developing compensation policies and the components of our executive compensation program, and periodically reviews and discusses assessments conducted by management with respect to risks that may arise from our compensation policies and practices for all employees.  The Nominating and Corporate Governance Committee oversees risks related to our corporate governance, including Board and director performance, director succession, director education, and the Company’s Corporate Governance Guidelines.

Code of Ethics

We have adopted a “code of ethics” as defined in Item 406(b) of Regulation S-K, that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer.  This code of ethics is designed to comply with the NASDAQ Listing Rules related to codes of conduct.  A copy of our Code of Business Conduct and Ethics Policy is posted on our website under the “Corporate Governance” link at www.powerwave.com/investorrelations.asp and is available upon written request to the Secretary of Powerwave at 1801 E. St. Andrew Place, Santa Ana, California 92705.

Shareholder Communications with the Board of Directors

Our Board of Directors has adopted a formal process by which shareholders may communicate with members of the Board. Shareholders who wish to communicate with the Board may do so by e-mailing comments to boardofdirectors@pwav.com or by sending written communications addressed to:

Board of Directors
Powerwave Technologies, Inc.
1801 E. St. Andrew Place
Santa Ana, California 92705

All communications will be compiled by the Secretary of Powerwave and submitted to the Board or the individual directors on a periodic basis.

Board Leadership Structure

The Company’s Corporate Governance guidelines provide that the positions of Chairman of the Board and Chief Executive Officer should be held by different persons.  Since October 2007, the Board has been led by an independent Non-Executive Chairman.  Our Chairman of the Board is responsible for coordinating the Board’s activities, including the scheduling of meetings of the full board, scheduling executive sessions of the non-employee directors and setting relevant items on the agenda (in consultation with the Chief Executive Officer as necessary or appropriate).  The Board believes that this leadership structure has enhanced:  (i) the Board’s oversight of, and independence from, Company management; (ii) the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders; and (iii) our overall corporate governance compared to our prior combined Chairman/Chief Executive Officer leadership structure which existed from February 2005 through October 2007.

Independent Directors

The Board, assisted by the Nominating and Corporate Governance Committee, annually assesses the independence status of directors for purposes of Board and Committee memberships. Our corporate governance policies and practices provide that the Audit and Compensation Committees shall be comprised of entirely independent directors, as defined by the NASDAQ Listing Rules. All members of the Board of Directors are independent directors, as defined by the NASDAQ Listing Rules, except Ronald J. Buschur, the Company’s Chief Executive Officer and President. All members of the Company’s Audit, Compensation and Nominating and Corporate Governance Committees are independent as defined by the NASDAQ Listing Rules.

Committees of the Board

The Board has standing Audit, Compensation, and Nominating and Corporate Governance Committees.  The following table displays the membership of the various committees during fiscal 2010.  All committee members served for the entire fiscal year.

Board Committee Membership
Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Moiz M. Beguwala	—		
Ken J. Bradley		—	
Richard Burns	—	—	
Ronald J. Buschur	—	—	—
John L. Clendenin		—	C
David L. George	—		
Eugene L. Goda	—	C	
Carl W. Neun	C*	—	

C           Committee Chairman
           Member
*           Audit Committee Financial Expert

Audit Committee and Audit Committee Financial Expert

We have a standing Audit Committee and the current members of this committee are Ken J. Bradley, Richard Burns, John L. Clendenin, and Carl W. Neun, all of whom are independent under both Section 10A of the Exchange Act and under the NASDAQ Listing Rules.  The Audit Committee operates pursuant to a written charter.  A copy of our Audit Committee charter is posted on our website under the “Corporate Governance” link at www.powerwave.com/investorrelations.asp. The Board of Directors has determined that Carl W. Neun is an audit committee financial expert as such term is defined in Item 401(d) of Regulation S-K.  For Mr. Neun’s relevant experience, see his biography listed in “Directors” above.  For additional information about the Audit Committee, see the section entitled “Report of the Audit Committee” below. During fiscal year 2010, the Audit Committee held nine meetings.

Compensation Committee

We have a Compensation Committee and the current members of the Compensation Committee are Moiz M. Beguwala, David L. George, and Eugene L. Goda, all of whom are independent under both Section 10A of the Exchange Act and under the NASDAQ Listing Rules. The primary responsibility of the Compensation Committee is to set the compensation of the Chief Executive Officer and to set the compensation of other executive officers of Powerwave based upon the recommendation of the Chief Executive Officer.  The Compensation Committee also reviews management organization, development and significant employee benefit programs.  The Compensation Committee operates pursuant to a written charter.  A copy of our Compensation Committee charter is posted on our website under the “Corporate Governance” link at www.powerwave.com/investorrelations.asp.  For additional information about the Compensation Committee, see the sections entitled “Executive Compensation” and “Report of the Compensation Committee on Executive Compensation” below.  During fiscal year 2010, the Compensation Committee held nine meetings.

Nominating and Corporate Governance Committee

We have a Nominating and Corporate Governance Committee that operates pursuant to a written charter and has the exclusive right to recommend candidates for election as directors of the Board. The current members of the Nominating and Corporate Governance Committee are Moiz M. Beguwala, Ken J. Bradley, Richard Burns, John L. Clendenin, David L. George, Eugene L. Goda, and Carl W. Neun, all of whom are independent directors under both Section 10A of the Exchange Act and under the NASDAQ Listing Rules.  The primary purposes of the Nominating and Corporate Governance Committee are:  (i) assisting the Board by identifying and recommending individuals qualified to become Board members and serve as committee members; (ii) recommending to the Board corporate governance guidelines; and (iii) leading the Board in reviewing the effectiveness of its structure and composition. A copy of our Nominating and Corporate Governance Committee Charter is posted on our website under the “Corporate Governance” link at www.powerwave.com/investorrelations.asp. During fiscal year 2010, the Nominating and Corporate Governance Committee held four  meetings.  The current slate of director nominees were recommended by the Nominating and Corporate Governance Committee.

Director Nominations

The Company does not have a formal policy with regard to the consideration of diversity in identifying Director nominees, but the Nominating and Corporate Governance Committee strives to nominate Directors with a variety of complementary skills so that, as a group, the Board possesses the appropriate talent, skills, and expertise to oversee the Company’s business.  The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications including:  being able to read and understand basic financial statements; being over 21 years of age; having business experience; and having high moral character.  However, the committee retains the right to modify these minimum qualifications from time to time. The Nominating and Corporate Governance Committee’s process for identifying and evaluating nominees is as follows:


In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to Powerwave during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with Powerwave during their term.


In the case of new director candidates, the Nominating and Corporate Governance Committee first determines whether the nominee must be independent for NASDAQ purposes.  Determination for independence is based upon the Company’s charter and bylaws, the rules and regulations of the SEC, the NASDAQ Listing Rules, and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee then meets to discuss and consider such candidates’ qualifications and then chooses a candidate by majority vote.

In evaluating prospective candidates, the Nominating and Corporate Governance Committee also considers the following general factors:  (1) character, including the reputation for personal integrity; (2) the ability to work well with others; (3) experience that is of particular relevance to the Company; (4) the ability to devote sufficient time to the affairs of the Company and the responsibilities of a director; and (5) business acumen and judgment.

It is the policy of the Nominating and Corporate Governance Committee to consider director candidates recommended by shareholders.  Such recommendations should be sent to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, 1801 E. St. Andrew Place, Santa Ana, California 92705.  A recommendation or notice of intention to nominate a director must include the following information for each candidate:  (i) name, age, business and residence address; (ii) principal occupation or employment and, if applicable, a description of all arrangements or understandings between the shareholders and such candidate; (iii) the number of shares of Powerwave Common Stock beneficially owned; and (iv) any other information that is required by law to be disclosed in connection with solicitations of proxies for the election of directors.  The notice/recommendation must also include the name and residence address of the person making the recommendation and a representation as to the number of shares held of record by such person.  The shareholder must also state if they intend to appear in person or by proxy at the meeting to nominate the person specified in the notice.  A shareholder wishing to nominate a candidate for election to the Board at the Annual Meeting of Shareholders must submit the notice of intention to make a nomination not less than 45 days nor more than 90 days prior to the meeting, or if Powerwave gives less than 55 days notice or prior public disclosure of the meeting date, the notice of nomination must be received within 10 business days after the meeting date is announced.  The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based upon whether the candidate was recommended by a shareholder.

Transactions with Related Persons

We have entered into indemnification agreements with our directors and certain executive officers.  Such agreements require Powerwave to indemnify such individuals to the fullest extent permitted by Delaware law.

Since the beginning of fiscal year 2010, there have been no transactions in which the Company was or is a participant in which the amount involved exceeded $120,000 and in which any related person (as that term is defined for purposes of Section 404 (a) of Regulation S-K) had or will have a direct or indirect material interest and there are currently no such proposed transactions.

Review, Approval or Ratification of Transactions with Related Persons

Our policy with regard to transactions with related persons is that all material transactions are to be reviewed by the Audit Committee for any possible conflicts of interest.  In the event of a potential conflict of interest, the Audit Committee will generally evaluate the transaction in terms of the following standards: (i) the benefits to the Company; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms and conditions of the transaction; and (v) the terms available to unrelated parties or the employees generally.  The Audit Committee will then document its findings and conclusions in written minutes.

Report of the Audit Committee

Powerwave management has overall responsibility for Powerwave’s financial reporting process, including the system of internal controls, as well as the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America.  The independent auditors are responsible for performing an independent audit of Powerwave’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America.  The independent auditors also review Powerwave’s quarterly condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and advise the Company with regard to accounting principles generally accepted in the United States of America.  The Audit Committee assists our Board of Directors in fulfilling its responsibility to oversee management’s conduct of the Company’s accounting and financial reporting process.  Such assistance includes: (i) oversight by the Audit Committee of the integrity of our financial statements and systems of internal accounting and financial controls; (ii) the independent auditors’ qualification, independence and performance and our programs for compliance with our business conduct; (iii) and conflict of interest policies as established by management and the Board of Directors.  The Audit Committee reports its findings to the Board of Directors.

In addition, subject to ratification by the shareholders, the Audit Committee recommends an independent registered public accounting firm to perform the annual independent audit of Powerwave’s consolidated financial statements and to issue a report thereon; approves the nature of and the fees for both audit and non-audit services provided by the independent auditors prior to the performance of such services and reviews the scope of work and the reported results of Powerwave’s independent auditors.

The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Audit Committee and ratified by the Board of Directors.  The Audit Committee reviews and reassesses the charter annually and recommends changes to the charter for Board approval.   All members of the Audit Committee qualify as an “independent” director as required by and in compliance with the applicable rules of the SEC and the NASDAQ Listing Rules.

As part of fulfilling its responsibilities for overseeing management’s conduct of Powerwave’s financial reporting process for fiscal year 2010, the Audit Committee held nine  meetings during fiscal 2010.  The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, and Powerwave’s independent registered public accounting firm, Deloitte & Touche and their affiliates.  During these meetings, the Audit Committee reviewed and discussed Powerwave’s audited financial statements with management.  Additionally, the Audit Committee discussed with Deloitte & Touche the overall scope and plans for its audit, considered various areas of oversight relating to the financial reporting and audit processes that it determined appropriate, and

	Reviewed and discussed with management and Deloitte & Touche the audited consolidated financial statements contained in Powerwave’s Annual Report on Form 10-K for the year ended January 2, 2011;

	Discussed with Deloitte & Touche the matters required to be discussed under the Statement on Auditing Standards No. 61 (Communications with Audit Committees) relating to the conduct of the audit;

	Received written disclosures and the letter from Deloitte & Touche regarding its independence as required by Independence Standards Board Standard No. 1; and


Discussed with Deloitte & Touche the firm’s independence and considered whether the provision of non-audit services by Deloitte & Touche to Powerwave is compatible with maintaining the independence of Deloitte & Touche.

Based upon the review and discussions described above, the Audit Committee concluded that the independence of Deloitte & Touche was not compromised by the provision of non-audit services to Powerwave during fiscal year 2010.  In addition, based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Powerwave’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011, for filing with the SEC.

Members of the Audit Committee:
Carl W. Neun, Chairman
Ken J. Bradley
John L. Clendenin
This report and the information set forth herein shall not be deemed “soliciting material” and nor shall it be deemed filed with the SEC and is not to be incorporated by reference in any filing of Powerwave under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Audit and Non-Audit Fees

The Audit Committee regularly reviews and determines whether specific projects or expenditures with our independent auditors, Deloitte & Touche and their affiliates, potentially affect their independence.  The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by Deloitte & Touche. Pre-approval is generally provided by the Audit Committee for up to one year, is detailed as to the particular service or category of services to be rendered, and is generally subject to a specific budget. The Audit Committee may also pre-approve additional services or specific engagements on a case-by-case basis. Management is required to provide quarterly updates to the Audit Committee regarding the extent of any services provided in accordance with this pre-approval, as well as the cumulative fees for all non-audit services incurred to date.  All services provided by Deloitte & Touche in fiscal 2010 were pre-approved by the Audit Committee.

The following table sets forth the aggregate fees billed to us by Deloitte & Touche for the fiscal years ended January 2, 2011 and January 3, 2010:

	Fiscal Years Ended
	January 2, 2011	January 3, 2010

Audit Fees (1)	$1,129,095	$1,597,056

Audit-Related Fees (2)
Registration statements	---	---
Total audit-related fees	---	---

Tax Fees (3)	20,489	24,626
Total tax fees	20,489	24,626

Total Fees	$1,149,584	$1,621,682

(1)
Includes fees for professional services rendered for the audit of Powerwave’s annual financial statements and review of Powerwave’s annual report on Form 10-K for the fiscal years 2010 and 2009, for the audit of Powerwave’s internal controls over financial reporting for fiscal years 2010 and 2009, and reviews of the financial statements included in Powerwave’s quarterly reports on Form 10-Q for the first three quarters of fiscal 2010 and 2009.

(2)	In fiscal years 2009 and 2010 Powerwave did not incur any audit related fees.

(3)	Includes fees for professional services rendered in fiscal 2010 and 2009, in connection with tax compliance (including U.S. federal and international returns) and tax consulting.

EXECUTIVE COMPENSATION

COMPENSATION  DISCUSSION AND ANALYSIS

The Compensation Committee of the Board oversees Powerwave’s compensation plans and policies, approves compensation of our executive officers and administers our stock compensation plans.  This Compensation Discussion and Analysis discusses the key features of our executive compensation program and the approach taken by the Compensation Committee in setting our fiscal 2010 compensation for our named executive officers. Our named executive officers are:

•	Ronald J. Buschur, President and Chief Executive Officer

•	J. Marvin MaGee, Chief Operating Officer

•	Kevin T. Michaels, Chief Financial Officer and Secretary

•	Khurram P. Sheikh, Chief Technology Officer

•	Basem Anshasi, Vice President Worldwide Sales

Executive Summary

We seek to align the interests of our named executive officers with the interests of our shareholders by tying a significant portion of their total annual compensation to our financial performance as measured by certain factors measured during the fiscal year, including the achievement of pro-forma EBITDA targets. Consistent with our compensation policy, our executive compensation program provides a mix of salary, benefits and incentives that over time we believe properly align the interests of our named executive officers with the interests of our shareholders. These include a mix of base salary, annual performance based cash incentives and long-term equity incentive awards.

We believe that our compensation program reflects our pay-for-performance philosophy, and our 2010 financial results demonstrate this. In spite of a very difficult economic and industry environment, we reported annual revenue growth of 4%, but more importantly, we reported our first GAAP net income on a full year basis since 2005. Our gross profit margin reached 28.7% versus 25.1% for fiscal 2009, and we reported our first GAAP operating income of $26.8 million since 2005.  The following table highlights the year-over-year comparison of the key financial metric used in evaluating our performance for purposes of determining performance based cash incentives for our named executive officers:

Performance Measure	FY 2009 Target	FY 2009 Achievement	FY 2010 Target	FY 2010 Achievement
Pro forma EBITDA (1)	$52,500,000	$31,440,000	$51,013,000	$59,804,000

(1)
EBITDA means, with respect to any fiscal period, the consolidated net earnings (or loss) for such period, minus extraordinary gains for such period (such as foreign exchange translation gains or gains on repurchase of debt), plus, for such period, (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) non-cash stock compensation expense, (v) restructuring and impairment charges and expenses, and (vi) extraordinary losses (such as foreign exchange translation losses), all at the sole discretion of the Board.  The pro-forma EBITDA also excludes any incentive accrual for such period.

Taking into account our improved financial and operating performance and the financial performance measure described above, which is utilized in determining our performance based cash incentives, the total annual cash compensation increased for our executive officers this year compared to last year because they earned performance based cash incentives under the performance based short-term cash incentive plan.  The earning of performance based cash incentives is the result of our achievement of pre-established quarterly pro-forma EBITDA goals for 2010. In comparison, no performance based cash incentive was earned in 2009, since 2009 performance goals were not achieved.  As shown in the table below, the base salaries of our named executive officers did not increase during the last three years, with the exception of Mr. Anshasi, whose salary increased at the end of 2008 when he was promoted to Vice President of Worldwide Sales. In fact, our President and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer’s base salaries have not changed since 2006.

The grant date fair value of equity awards to the named executive officers increased as well in fiscal 2010, driven primarily by (1) the increase in stock price (2009 options were granted at an average of $0.45 per share and 2010 options were granted at an average of $2.22 per share), and (2) the decision to change the annual equity grant cycle so that awards are made at the end of the year in which the performance occurs.  As a result, the Company made annual equity awards for fiscal 2009 performance at the beginning of 2010 and then another award for 2010 performance at the end of fiscal 2010. This resulted in two equity awards being reported for our named executive officers in fiscal 2010, which is the result of the one-time change in the grant policy to a December award date (the December grant cycle is expected to continue going forward).

The following table sets forth direct compensation paid to our named executive officers during the last three fiscal years.  It provides for each of these years:  (a) cash compensation comprised of salary, performance based cash incentive payments and perquisites; (b) the grant date fair value of annual equity awards during the fiscal year; and (c) total annual compensation, comprised of fixed compensation, performance based cash incentives and the grant date fair value of annual equity awards during the fiscal year.  Note that the Annual Equity Awards column contains both the 2010 annual option award released in February 2010 and the 2011 annual option award released in December 2010 for 2011 (following the Company’s change in grant cycle timing).  This table is not a substitute for the Summary Compensation Table and is intended to provide additional information that we believe is useful in analyzing compensation for the three fiscal years presented.

Annual Compensation and Other Equity Awards
		Annual Compensation
		Cash Compensation
Name and Position	Fiscal Year	Base Salary Compensation (1)	Performance Based Incentive Compensation	Other Compensation	Total Annual Cash Compensation	Annual Equity Awards (2)	Total Equity and Cash Compensation
Ronald J. Buschur	2010	$600,058	$525,000	$24,254	$1,149,312	$2,808,763	$3,958,075
	2009	611,641	---	24,462	636,103	204,820	840,923
	2008	600,017	240,000	23,493	863,510	592,000	1,455,510
J. Marvin MaGee	2010	500,103	393,750	23,618	917,471	1,283,070	2,200,541
	2009	509,690	---	24,420	534,110	163,856	697,966
	2008	500,045	180,000	24,496	704,541	103,600	808,141
Kevin T. Michaels	2010	450,058	354,375	29,439	833,872	968,133	1,802,005
	2009	458,767	---	32,239	491,006	102,410	593,416
	2008	450,024	162,000	30,504	642,528	414,400	1,056,928
Khurram P. Sheikh	2010	425,061	297,500	29,439	752,000	1,217,743	1,969,743
	2009	433,292	---	32,239	465,531	156,962	622,493
	2008	425,009	136,000	18,041	579,050	---	579,050
Basem Anshasi	2010	352,099	111,300	29,424	492,823	507,167	999,990
	2009	330,942	---	32,223	363,165	10,924	374,089
	2008	325,215	46,240	30,370	401,825	144,225	546,050
Total for five officers	2010	2,327,379	1,681,925	136,174	4,145,478	6,784,876	10,930,354
	2009	2,344,332	---	145,583	2,489,915	638,972	3,128,887
	2008	2,300,310	764,240	126,904	3,191,454	1,254,225	4,445,679

(1)	The 2009 salaries include an extra week of compensation based on the fact that 2009 was a 53-week fiscal year. 2010 and 2008 were 52-week fiscal years.

(2)
Amounts in this column reflect the grant date fair value of awards granted in fiscal years 2010, 2009 and 2008 for financial statement reporting purposes in accordance with ASC Topic 718.  These amounts do not represent cash payments made to the named executives.  Assumptions used in the calculation of these amounts are included in Note 13 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 2, 2011, without giving effect to estimated forfeitures.

Philosophy and Overview of Compensation

The Compensation Committee is responsible for establishing our compensation philosophy and policies applicable to our named executive officers.  Our executive compensation philosophy is designed to:

•	Attract, motivate and retain talented executives needed to optimize shareholder value;

•	Align the financial interests of our executive officers with those of our shareholders to create long-term shareholder value; and

•	Provide objective, measurable performance criteria on which to base annual compensation and cash performance incentives and enhance our pay-for-performance strategy.

We believe that our named executive officers should be aligned as a team and accountable for overall corporate performance. Attracting and retaining human talent is a critical element of our ability to achieve our strategic goals.  The labor markets in which we compete for human talent, internationally, nationally and locally, are very competitive and to be successful we believe we need to offer compensation programs that are competitive with other telecommunications and technology companies.  In addition, our executive compensation programs are based on the belief that the interests of our executive officers should be closely aligned with our shareholders.  In support of this belief, a meaningful portion of each executive officer’s compensation is placed at-risk and is linked to the accomplishment of specific results that are expected to lead to the creation of value for our shareholders from both a short-term and long-term perspective.  The long-term orientation of the total compensation is reflected by the substantial link of compensation to long-term stock performance through the equity based awards described in more detail later in this section.

Role of the Compensation Committee

The Compensation Committee has the responsibility for making recommendations to the Board relating to the compensation paid to our named executive officers.  The Compensation Committee typically determines each executive officer’s target total annual cash compensation (base salary and performance based cash incentives) and target total compensation (base salary, performance based cash incentives and long-term equity incentive awards) after reviewing similar information from a group of peer companies in the communications technology industry.  This review has historically occurred in the first quarter of each year and base salary adjustments are effective as of March 1 of each year.  In 2010, the review occurred in January 2010.  At the end of 2010, the Compensation Committee changed the timing of this review to occur in the fourth quarter with respect to compensation decisions for the following fiscal year because it allows them to make the equity award for the year with knowledge of performance during the period.

The Compensation Committee has not adopted any formal policies or targets for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Compensation Committee reviews information from a variety of sources, including input from an independent compensation consultant, and relies on the collective experience of its members in determining the appropriate level and mix of incentive compensation.  While the elements of compensation are considered separately, the Compensation Committee takes into account the total compensation package afforded by the Company to the named executive officers.

Peer Group Companies

The Compensation Committee periodically uses peer group data to compare Powerwave’s compensation levels to market compensation levels, taking into consideration factors such as the size and industry of the other companies, as well as the individual executive’s level of responsibility.

At the beginning of fiscal 2010, the following companies were included in our comparison peer group for executive compensation purposes:

•	ADC Telecommunications, Inc.

•	Adtran, Inc.

•	Anaren, Inc.

•	Arris Group, Inc.

•	Aviat Networks, Inc.

•	Commscope Inc.

•	Comtech Telecommunications Corporation

•	CTS Corporation

•	EMS Technologies, Inc.

•	Extreme Networks, Inc.

•	Emulex Corporation

•	Harmonic, Inc.

•	Hittite Microwave Corporation

•	MRV Communications, Inc.

•	ViaSat, Inc.

The peer group companies were U.S.-based communications technology companies with revenue between one third and three times our revenue and market capitalization of $1 billion or less at the time they were selected in 2008 (for 2009 and 2010 pay decisions).  We believe that this peer group appropriately reflects both the market for executive talent as well as for outside market investment.  In December 2010, the peer group listing was updated for 2011 to remove ADC Telecommunications, Inc., Hittite Microwave Corporation, MRV Communications, Inc., and ViaSat, Inc., and these companies were replaced with Brocade Communications Systems, Inc., Mindspeed Technologies, Inc., Polycom, Inc., and Skyworks Solutions, Inc.  The changes were intended to more closely align with our direct talent competitors and companies in our revenue and market cap size.  The peer group listing now includes similarly sized publicly traded U.S.-based technology hardware companies regardless of market capitalization size.  Peer group data is gathered with respect to base salary, total annual cash compensation and target annual equity awards (including stock options and restricted stock).  It does not include deferred compensation benefits or generally available benefits such as health care coverage or 401(k) plan matching contributions.

We operate in an industry that in recent years has experienced a market slowdown and customer consolidations which have led to increased pricing pressure, reduced customer demand and a need to reevaluate and reduce operating costs.  In order to attract and retain skilled executives in this challenging environment, and taking into account competition for skilled and experienced executives, the Compensation Committee’s practice is to target base salaries, total cash compensation, and equity compensation at the 75th percentile of the peer companies.  Equity compensation is measured as a percent of the Company’s outstanding equity, rather than as a grant date fair value to avoid granting too many shares when our stock price falls and granting too few shares when the stock price increases.  The Compensation Committee retains the discretion to deviate from the peer company data to take into account factors such as Powerwave’s performance, an executive’s performance and experience and the scope of an executive’s position and responsibilities, as well as grant timing.  Accordingly, the 75th percentile of the base salaries, total cash compensation and equity compensation paid by our peer group companies is the starting point in the determination of the compensation to be paid to our executive officers, but we do not rely solely on such peer group benchmarking information in establishing the compensation package paid to our executive officers.

Role of Executive Officers

As part of the process for determining the compensation of our executive officers, the Chief Executive Officer makes recommendations to the Compensation Committee for base salary, performance based cash incentive award adjustments and equity awards for the executive officers, excluding the Chief Executive Officer.  Following a review of the recommendations of the Chief Executive Officer, the performance of the Company, the performance of the executives during the prior year, and the peer group data mentioned above, the Compensation Committee, then approves compensation adjustments, if any, for each executive officer.  The Compensation Committee reviews the Chief Executive Officer’s performance during the prior year versus various financial and subjective performance measures, the Company’s overall performance and the independent salary and competitive data, as mentioned above, in order to determine any adjustment with regard to the Chief Executive Officer’s base salary and performance based cash incentive and any long term equity award.

The Compensation Committee typically meets six or more times a year. In 2010, the Compensation Committee had nine meetings. The Company’s Chief Executive Officer, Chairman of the Board, Vice President, Human Resources and Vice President, Legal Affairs are typically present at Compensation Committee meetings. Members of management, including the Chief Executive Officer, are not present during deliberations of the Compensation Committee with respect to their own individual compensation.

Role of Compensation Consultants

The Compensation Committee has the authority to engage its own consultants and other independent advisors to assist in creating and administering our executive compensation policies.  In 2010, Frederic W. Cook & Co., Inc. was engaged by the Compensation Committee to perform a market survey of executive compensation, and they compiled the peer group information described above.  In addition to compiling peer group information and market comparative data, Fredric W. Cook & Co., Inc. also makes recommendations to the Compensation Committee regarding the composition of the peer group and for compensation of the named executive officers based on the peer group data and the Compensation Committee’s objectives. The Compensation Committee considers the recommendations of Frederic W. Cook & Co., Inc. as one factor on making compensation decisions with respect to the named executive officers. Other than providing periodic background on the executive compensation market, making recommendations and assisting with compensation planning, Frederic W. Cook & Co., Inc. does not perform any additional services for Powerwave. The Compensation Committee meets in executive session with Frederic W. Cook & Co., Inc. with no members of management present, periodically throughout the year.

Elements of Executive Compensation

Compensation for all of our executive officers is a mix of the principal components summarized in the following table and described in greater detail below:

Component of Compensation	Primary Purpose
Base Salary	Provide the security of a competitive fixed cash payment for services rendered.
Performance-Based Cash Incentives	Pay-for-performance and achievement of company financial objectives, which may be measured quarterly, every six months or annually.
Long-Term Equity Awards	Create a strong financial incentive to build long-term shareholder value, as well as rewarding past performance, recognizing promotions, and retention purposes.

Base Salary

As described above, we generally set base salaries that we provide to our named executive officers at the 75th percentile of base salaries offered by similarly situated companies based on an assessment of the peer group data described above.  However, individual base salaries may vary from such level based on:

•	Industry experience, knowledge and qualifications, including academic and professional degrees;

•
The salary levels for comparable positions within the telecommunications industry including, in certain cases, the salary being received by an executive officer candidate at such person’s current employer;

•	The base salaries being provided to similarly-titled executive officers at Powerwave;

•	Our performance and macroeconomic factors;

•	The complexity or difficulty of the job duties of the executive; and

•	The degree to which retention of an individual executive is deemed critical to our current and future success.

Salaries paid to executive officers are reviewed annually and  proposed adjustments are based upon an assessment of the nature of the position, our performance, the individual’s contribution to corporate goals and achievements, experience and tenure of the executive officer, comparable market salary data, growth in our size and complexity, and changes in the executive’s responsibilities.  The Compensation Committee approves all changes to executive officers’ salaries.  For 2010, the Chief Executive Officer asked the Compensation Committee to consider his recommendation to freeze base salaries for executives due to macro-economic conditions.  The Compensation Committee agreed with his recommendation and the named executive officers did not receive any increase in their base salaries.  In 2007, 2008 and 2009, the named executive officers also did not receive salary increases, with the exception of Mr. Anshasi who received an increase when he was promoted to Vice President, Worldwide Sales.

In December 2010, the Compensation Committee reviewed the base salaries of our named executive officers in the context of an executive compensation review done by Frederic W. Cook & Co., Inc., the Compensation Committee’s independent compensation consultant, to determine whether the base salaries of any of our executive officers should be increased to remain competitive with the 75th percentile of the companies in our peer group.  The consultant’s role was to provide data for context and facilitate decisions that implemented the Company’s desired compensation strategy. Based on the compensation review and the Committee’s view of competitive market factors, the Compensation Committee decided to increase the base salary of Mr. Buschur from $600,000 to $700,000 and to increase the base salaries of our other named executive officers, Messrs. MaGee, Sheikh, Michaels and Anshasi each by 3%.  The Committee noted in its review that the base salaries of the named executive officers (with the exception of Mr. Anshasi) had not been increased since 2006. The above salary increases were effective March 1, 2011.

Performance Based Cash Incentive Plan

It is the Compensation Committee’s objective to have a substantial portion of each of our named executive officer’s cash compensation be contingent upon our short-term financial operating performance.  The purpose of this objective is to directly align any cash incentives paid to our executive officers with our pay-for-performance strategy and reward positive financial performance.  Our Compensation Committee generally targets total cash compensation, including base salary and annual performance based cash incentives, for our executive officers at the 75th percentile of total cash compensation offered by our peer group companies.  In 2010, Powerwave maintained a performance-based cash incentive plan for our executive officers which was intended to provide incentives to our executive officers in the form of cash payments for achieving certain objective performance goals based on quarterly pro-forma earnings before interest, taxes, depreciation and amortization, also commonly known as EBITDA.  The Compensation Committee selected pro-forma EBITDA as the performance measure because EBITDA is an extremely good measure of a company’s operating cash flow based on objective data from the company’s income statement. The Committee chose to utilize a pro forma version of EBITDA to exclude any distorting accounting and financing effects on the company’s earnings, including non-cash amortization, translation expenses and restructuring charges. The Compensation Committee chose quarterly performance targets because of the current difficulties in accurately forecasting annual results in light of the recent economic downturn and macro economic conditions.  The performance targets for the first two quarters were established at the beginning of the fiscal year on the basis of an annual budget and were approved by the Compensation Committee and the performance targets for the third and fourth quarter were established in June 2010 (prior to the start of the last two quarterly performance periods).  Each executive officer has an annual target bonus amount that is based on a percentage of his or her base salary.  The annual target bonus amounts for our named executive officers for 2010 were as follows:

Name	Percentage of Base Salary	Target Incentive ($)

Ronald J. Buschur	100%	$600,000
J. Marvin MaGee	90%	450,000
Kevin T. Michaels	90%	405,000
Khurram P. Sheikh	80%	340,000
Basem Anshasi	40%	112,000

The above targets vary to reflect the varying responsibilities of the executives, their tenure with Powerwave, and are consistent with the objective of targeting total annual cash compensation near the 75th percentile of similarly situated companies.  If the pro-forma EBITDA targets are fulfilled for each of the first, second, third and fourth quarters of the fiscal year, each executive officer would earn 25% of his or her annual target incentive amount.  For every one percent a quarterly performance target is exceeded by the Company, the individual quarterly earnout is increased by 2.5 percent, up to a maximum of 125%.  Also, if the actual pro-forma EBITDA is less than the target, an individual earnout will be reduced by 5% for every 1% below the target so that if less than 81% of the target is achieved, then no incentive will be earned.  For 2010, earned incentives were paid out quarterly with twenty-five percent (25%) of each executives officer’s earned quarterly incentive held back until the end of the year and is payable following the end of the year.  This is done to give the Compensation Committee the discretion to adjust payouts based on company performance for the entire fiscal year.  Determination of the completion of a quarterly pro-forma EBITDA target is subject to the discretion of the Compensation Committee.  The Compensation Committee retains the discretion to adjust all or any portion of a quarterly incentive based on individual or overall company performance.  In addition, the Compensation Committee retains the discretion to cause all or any portion of a deferred incentive to be reduced based on overall company performance.  In the second quarter of fiscal 2010, Powerwave achieved 130% of the pro-form EBITDA target, but the Compensation Committee elected to reduce the incentive payout to a level equivalent to 100% of target in order to provide additional funds for incentive payments to non-executive employees of the Company.  This reduction occurred upon the recommendation of the Company’s executive management.

The performance targets for fiscal year 2010 were as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Pro-forma EBITDA (1)	$11,614,000	$11,614,000	$11,614,000	$16,171,000

(1)
EBITDA means, with respect to any fiscal period, the consolidated net earnings (or loss) for such period, minus extraordinary gains for such period (such as foreign exchange translation gains or gains on repurchase of debt), plus, for such period, (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) non-cash stock compensation expense, (v) restructuring and impairment charges and expenses, and (vi) extraordinary losses (such as foreign exchange translation losses), all at the sole discretion of the Board of Directors.  The pro-forma EBITDA also excludes any incentive accrual for such period.

The following table summarizes the inputs that were used in calculating the performance-based cash incentives earned by our named executive officers in 2010.

Named Executive	Target Annual Bonus	Quarterly Achievement Percentage				Actual Percentage Payout				Total Amount Received (1)
		Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Ronald J. Buschur	$600,000	8.1%	130%	172%	146%	-0-	100%	125%	125%	$525,000
J. Marvin MaGee	$450,000	8.1%	130%	172%	146%	-0-	100%	125%	125%	$393,750
Kevin T. Michaels	$405,000	8.1%	130%	172%	146%	-0-	100%	125%	125%	$354,375
Khurram P. Sheikh	$340,000	8.1%	130%	172%	146%	-0-	100%	125%	125%	$297,500
Basem Anshasi	$112,000	8.1%	130%	172%	146%	-0-	100%	125%	125%	$111,300

(1)	The amount earned under the performance based cash incentive plan was greater than the amount paid due to the decision to reduce the Q2 payout in order to fund employee bonuses.

Stock Options and Stock Awards

We believe that providing an equity incentive is important to tie a significant portion of our named executive officer’s compensation directly to the long-term performance of our Common Stock and thereby tying our executive officer’s incentives to creating long-term shareholder value. In addition, we believe that this helps to create an incentive for sustained long-term growth.  Equity incentives also provide an important employee retention tool.  Stock option grants are determined by reference to market data and vary among our executive officers based on their position and level of responsibility.  In general, Powerwave targets equity awards for its named executive officers between the median and the 75th percentile of peer group companies, depending on performance and share availability.  The Compensation Committee determines each year if annual grants or stock awards will be made based on a review of competitive market pressures and compensation levels.  All stock option grants have an exercise price equal to the closing price of Powerwave’s Common Stock on the date of Compensation Committee approval of the grant.  The Company uses options because it views them as long-term performance based, since the stock price must increase for executives to earn any tangible reward.  Options generally vest 25% after 12 months following the grant date with the remaining 75% vesting in equal monthly installments over the next 36 months.  Vesting ceases on termination of employment.  Newly hired executives receive their stock option award on their first day of employment with Powerwave.  Newly promoted executives receive their stock option award on the date the Board or Compensation Committee approves their award in association with such promotion.

As part of our annual performance and compensation review process, the Compensation Committee has historically approved annual stock option grants and stock awards at its regularly scheduled meeting in the first quarter of each year.  These awards were granted with consideration of the previous year’s performance. Therefore, awards in Q1 2010 were granted following assessment of 2009 performance. In December 2010, the Compensation Committee changed the timing of our annual equity grants to our executive officers to late in the fourth quarter so that the awards would correspond more closely with our year-end performance review process and so that the amount granted for performance would be released in the year the performance actually occurred.  As a result, the Summary Compensation Table at the end of this section includes not only the value of equity awards granted in early 2010 for performance in fiscal 2009 (February 2010) but also for performance in fiscal 2010, (which were granted in December 2010, and would have been granted in Q1 2011 under the previous schedule).  Because of the change in equity grant dates, the value of awards granted in the Summary Compensation Table for fiscal 2010 appears high when compared to fiscal 2009.   In the future, we intend to continue to grant annual equity awards in the last quarter of a fiscal year in connection with our year-end performance review process.

The following table details the stock options granted to our named executive officers during fiscal 2010:

Name	Options for 2009 Performance (February 2010) (1)	Options for 2010 Performance (December 2010) (2)
Ronald J. Buschur	500,000	1,400,000
J. Marvin MaGee	200,000	650,000
Kevin T. Michaels	125,000	500,000
Khurram P. Sheikh	100,000	650,000
Basem Anshasi	125,000	240,000

(1)
These options were granted in February 2010.  Vesting is time based over four years, with 25% vesting after 12 months and the remaining 75% vesting in equal monthly installments over the next 36 months.

(2)
These options were granted in December 2010.  Vesting is time based over four years, with 25% vesting after 12 months and the remaining 75% vesting in equal monthly installments over the next 36 months.

February 2010 Stock Option Grants (Annual Grant for fiscal 2009 performance). The above option grants to Messrs. Buschur, MaGee, Michaels, Sheikh and Anshasi were generally in a median range relative to the peer group data.  The intention was to create long-term incentives for the executive officers that would align their interests with those of shareholders as well as provide for further retention incentives given the extremely difficult economic environment at that time.  The Compensation Committee desired to make larger grants to the executive officers, but was limited by the amount of shares available under Powerwave’s then existing stock plans.

December 2010 Stock Option Grants (Annual Grant for fiscal 2010 performance). The Compensation Committee’s intent was for the December 2010 grants to be part of a three-year program designed to enhance retention and reward the named executive officers for Powerwave’s improved financial performance in 2010, as well as continue to strengthen the executive officer’s alignment with creating long-term shareholder value.  In making the grants, the Compensation Committee considered the fact that many options held by the executive officers were underwater and provided little incentive and also that base salaries for the majority of the named executive officers had not been increased for four years.

With the assistance of Frederic W. Cook & Co. Inc., the Compensation Committee developed a three year stock option grant program for the named executive officers with an annual option level that is based on the 60th percentile of the peer group companies.   The design provides the officers with 60th percentile options over three years, but provides more of them upfront and fewer of them later in order to augment retention and provide a powerful current long-term growth incentive. This resulted in a baseline annual stock option grant target for each year in the three year program (2011, 2012 and 2013).  In order to provide immediate retention and significant long-term incentive to the named executive officers, the Compensation Committee elected to double the baseline grant in year one (the fiscal 2011 grant that was made in December 2010) with the intent of granting options equal to 50% of the baseline grant in years two and three.  Over three years, the number of options granted is the same as with an annual release schedule.  The following table illustrates the three year stock option grant program for the named executive officers.

		Annual 60th Percentile
		Number		Expected	Expected	3-Yr
	Name	Options	2011*	2012*	2013*	Total
	Ronald J. Buschur	700,000	1,400,000	350,000	350,000	2,100,000
	J. Marvin MaGee	325,000	650,000	165,000	165,000	980,000
	Kevin T. Michaels	250,000	500,000	125,000	125,000	750,000
	Khurram P. Sheikh	325,000	650,000	165,000	165,000	980,000
	Basem Anshasi	120,000	240,000	60,000	60,000	360,000

*	Grants made at the end of the previous year (e.g., 2011 grant released in December 2010)

The Chief Executive Officer and the Chief Financial Officer of Powerwave comprise the members of our Option Committee and are empowered by the Board and the Compensation Committee to grant options to employees below the level of Senior Vice President up to a maximum grant amount of 80,000 shares per employee.  All grants for employees in excess of this amount are submitted to the Compensation Committee or the Board for approval, and all grants by the Option Committee are reviewed quarterly by the Board of Directors.  The cumulative maximum number of options that may be granted by the Option Committee without further Board approval is 350,000 shares.

We do not have any ownership guidelines or policies requiring our executive officers to hold shares of common stock acquired on option exercise or restricted share vesting for any additional period of time.

Other Elements of Executive Compensation

Medical Insurance.  We provide to each named executive officer such health, dental and vision insurance coverage as Powerwave may from time to time make available to its other employees.  We pay all of the premiums for this insurance for our executive officers.

Stock Purchase Plan.  Powerwave’s Extended and Restated 1996 Employee Stock Purchase Plan (the “ESPP”), which qualifies under Section 423 of the Internal Revenue Code, permits participants, including our executive officers to purchase Powerwave Common Stock on favorable terms.  ESPP participants are granted a purchase right to acquire shares of Common Stock at a price that is 85% of the stock price on either the first day of the six month period or the stock price on the last day of the six month period, whichever is lower.  The purchase dates occur on the last business days of July and January each year.  To pay for the shares, each participant may authorize periodic payroll deductions from 1% to 15% of his or her cash compensation, subject to certain limitations imposed by the Internal Revenue Code.  All payroll deductions collected from the participant in a six month period are automatically applied to the purchase of Common Stock on that period’s purchase date provided the participant remains an eligible employee and has not withdrawn from the ESPP.

401(k) Plan.  We maintain a savings plan under Section 401(k) of the Internal Revenue Code.  The savings or 401(k) Plan is a tax qualified savings plan under which all employees, including our named executive officers, are able to contribute the lesser of up to 100% of their annual salary or the limit set by the IRS.  For fiscal 2010, Powerwave matched 100% of the first 3% and 50% of the next 2% of pay that is contributed by a participant.  All contributions to the 401(k) plan, as well as any matching contributions are fully vested on contribution.

Termination or Change in Control Compensation.  We do not have employment agreements with any of our named executive officers.  We have entered into Change of Control Agreements and Severance Agreements with Ronald J. Buschur and Kevin T. Michaels and Change of Control Agreements with J. Marvin MaGee, Khurram Sheikh and Basem Anshasi.  These agreements are intended to promote stability and continuity of senior management during the uncertain period that accompanies a transaction and to secure a release from future claims against the Company when there is an involuntary termination without cause that is not in connection with a transaction.  All change-in-control cash severance payments are “double trigger,” requiring both consummation of a transaction and involuntary termination without cause or termination for “good reason.”  Information regarding the applicable payments under such agreements is provided under the heading “Potential Payments on Termination or Change in Control.”

Tax and Accounting Implications

Deductibility of Executive Compensation

The Compensation Committee has reviewed our executive compensation plans to determine if revisions may be necessary due to the provisions of Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction to public corporations for compensation paid to any of the corporation’s executive officers in excess of $1,000,000 during any fiscal year.  It is the current policy of the Compensation Committee to preserve, to the extent reasonably possible and consistent with the best interests of Powerwave and our shareholders, our ability to obtain a corporate tax deduction for compensation paid to our executive officers.  The Compensation Committee continually reviews our existing executive compensation plans and will propose changes, if necessary and reasonable, to ensure compliance with the provisions of Section 162(m) which allow performance-based compensation to be excluded from the deduction limits.

Tax Penalties

We believe that our executive officers will not be subject to any tax penalties under Internal Revenue Code Section 409A as a result of participating in any of our compensation programs or agreements.

Accounting for Stock-Based Compensation

On January 2, 2006, we began accounting for stock-based compensation in accordance with accounting guidance now codified as Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation – Stock Compensation.”  In determining stock-based awards in fiscal 2010, the Compensation Committee generally considered the potential expense of these programs recorded in accordance with ASC Topic 718.  The Compensation Committee concluded that the awards were in the best interests of stockholders given competitive practices in our industry and among our peer companies, the awards’ potential expense, our performance, and the impact of the awards on employee motivation and retention.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K.  Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Eugene L. Goda, Chairman
Moiz M. Beguwala
David L. George

The material in this report is not “soliciting material” and is not deemed filed with the SEC and is not to be incorporated by reference in any filing of Powerwave under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, all of the members of the Compensation Committee consisted of independent directors and none of the members of the Compensation Committee either was or previously had been an officer or employee of the Company or any of its subsidiaries or otherwise had a relationship with the Company requiring disclosure under Items 404 or 407(e)(4)(iii) of Regulation S-K.

Executive Officers

We currently have five executive officers elected to serve on an annual basis by the Board.  The following summary sets forth certain information regarding Powerwave’s executive officers.

Ronald J. Buschur, 47, became Chief Executive Officer of Powerwave and a member of the Board in February 2005.  Mr. Buschur joined the Company in June 2001 as Chief Operating Officer.  In May 2004, Mr. Buschur became President of the Company. Prior to joining the Company, Mr. Buschur held various positions at HMT Technology/Komag, an independent supplier of thin-film disks, including President and Chief Operating Officer from 1999 to 2000, Vice President of Sales, Marketing and Quality Assurance from 1997 to 1999 and Vice President of Quality Assurance from 1994 to 1997.  From 1993 to 1994, Mr. Buschur was Director of Quality at Maxtor, a disk drive company.  Mr. Buschur held various managerial positions at Digital Equipment Corporation, a computer manufacturer from 1987 to 1993.

J. Marvin MaGee, 58, is the Chief Operating Officer of Powerwave.  Mr. MaGee joined the Company in May 2007 as Senior Vice President, Operations and became Chief Operating Officer in December 2007.  Mr. MaGee was employed by Celestica, Inc., a Toronto-based contract manufacturing service provider from 1997 through 2006, and was Executive Vice President of the World Wide Operations from 2005 through 2006 and from 2000 through 2002.  Between 2002 and 2005, Mr. MaGee was Chief Operating Officer and President for Celestica.  Mr. MaGee also served as Celestica’s Senior Vice President of North American Operations between 1997 and 1999.  Prior to joining Celestica, Mr. MaGee was employed by IBM for 18 years in various management roles in Canada and the United States.

Kevin T. Michaels, 52, is the Chief Financial Officer and Secretary of Powerwave.  Mr. Michaels joined the Company in June 1996 as Vice President, Finance and Chief Financial Officer and was appointed Secretary in June 1996.  Mr. Michaels was named Senior Vice President, Finance in February 2000.  Prior to joining the Company, Mr. Michaels worked for AST Research, Inc. for eight years, most recently as Vice President, Treasurer from October 1995 to June 1996.  From July 1991 to October 1995, Mr. Michaels was Treasurer of AST Research, Inc. and from June 1988 to June 1991, he was Assistant Treasurer.

Khurram P. Sheikh, 40, is the Chief Technology Officer of Powerwave with responsibility for research and development, product development and global business units for the Company. Mr. Sheikh is also Chairman of the Technical and Strategic Advisory Board of Powerwave. Mr. Sheikh joined the Company in August 2007 as Chief Product and Development Officer and was promoted to his current position in December 2010.  Mr. Sheikh was employed by Time Warner Cable from August 2005 through 2007, as Vice President, Wireless Strategy and Development where he was responsible for the cable and media company’s entry into the wireless space.  Between 2000 and 2005, Mr. Sheikh was Chief Technology Advisor for various divisions within Sprint where he led the next generation advanced technology efforts for the company.  Mr. Sheikh is widely recognized in the industry for his pioneering efforts in the development of mobile wireless broadband or “4G” wireless technology including WiMAX and LTE.  Mr. Sheikh received advanced graduate degrees in Electrical Engineering with specialization in wireless communications from Stanford University and has also completed executive development courses at the Harvard Business School.  Mr. Sheikh sits on the Board of Governors of 4G America and the Board of Affiliates of the Wireless Communications Network Group at the University of Texas at Austin.

Basem Anshasi, 44, is the Vice President of Worldwide Sales of Powerwave and has held this position since December 2008.  Mr. Anshasi joined the Company in July 2006 as Senior Director for Global OEM Sales, and was later named Vice President of Global OEM Sales in January 2007.  Prior to joining Powerwave, Mr. Anshasi was employed by ADC Telecommunications, Inc. from January 1991 through July 2006, where he held several management positions in Sales, Engineering and Operations and was most recently Director of Sales, Wireless.  Mr. Anshasi holds a Bachelor of Science degree in electrical engineering from the University of Alabama, a Master of Science degree in biomedical engineering from the University of Alabama in Birmingham, and a Master of Business Administration degree in global business from Georgia Institute of Technology.

Summary Compensation Table

The following table sets forth summary information concerning the compensation earned by each of our named executive officers for services rendered in all capacities for the fiscal years ended January 2, 2011, January 3, 2010 and December 28, 2008, respectively.

Name and Position	Fiscal Year	Salary (1)		Stock Awards (2)		Option Awards (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation (4)	Total
Ronald J. Buschur President and Chief Executive Officer	2010	$600,058		$	---	$2,808,763	$525,000	$	---	$24,254	$3,958,075
	2009	611,641			---	204,820	---		---	24,462	840,923
	2008	600,017			592,000	---	240,000		---	23,493	1,455,510
J. Marvin MaGee Chief Operating Officer	2010	500,103			---	1,283,070	393,750		---	23,618	2,200,541
	2009	509,690			---	163,856	---		---	24,420	697,966
	2008	500,045			103,600	---	180,000		---	24,496	808,141
Kevin T. Michaels Chief Financial Officer and Secretary	2010	450,058			---	968,133	354,375		---	29,439	1,802,005
	2009	458,767			---	102,410	---		---	32,239	593,416
	2008	450,024			414,400	---	162,000		---	30,504	1,056,928
Khurram P. Sheikh Chief Technology Officer	2010	425,061			---	1,217,743	297,500		---	29,439	1,969,743
	2009	433,292			---	156,962	---		---	32,239	622,493
	2008	425,009			---	---	136,000		---	18,041	579,050
Basem Anshasi Vice President, Worldwide Sales	2010	352,099	(5)		---	507,167	111,300		---	29,424	999,990
	2009	330,942			---	10,924	---		---	32,223	374,089
	2008	325,215			---	144,225	46,240		---	30,370	546,050

(1)	The 2009 salaries include an extra week of compensation based on the fact that 2009 was a 53-week fiscal year. 2010 and 2008 were 52-week fiscal years.

(2)
Mr. Buschur was granted a stock award of 200,000 shares of Common Stock in 2008.  Mr. Michaels was granted a stock award of 140,000 shares of Common Stock in 2008.  Mr. MaGee was granted a stock award of 35,000 shares of Common Stock in 2008.  We did not grant any stock awards in 2009 or 2010.  The amount reported represents the grant date fair value of awards granted in fiscal year 2008 related to these stock awards in accordance with ASC Topic 718.  These amounts do not represent cash payments made to the named executive officers.  Assumptions used in the calculation of these amounts are included in Note 13 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 2, 2011, without giving effect to estimated forfeitures.

(3)
Amounts in this column reflect the grant date fair value of awards granted in fiscal years 2010, 2009 and 2008 for financial statement reporting purposes in accordance with ASC Topic 718.  These amounts do not represent cash payments made to the named executive officers.  Assumptions used in the calculation of these amounts are included in Note 13 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 2, 2011, without giving effect to estimated forfeitures.

(4)	See the following separate table for details of “All Other Compensation.”

(5)	Includes $34,024 paid to Mr. Anshasi under a sales commission plan.

The following table details the components of “All Other Compensation” summarized in the table above.

		All Other Compensation
Name and Position	Fiscal Year	Insurance Premium Payments (1)	401(k) Matching Contributions	Pension Contribution		Auto Allowance		Severance Payments		Change of Control Payments		Relocation Payments			Total
Ronald J. Buschur	2010	$19,639	$4,615	$	---	$	---	$	---	$	---	$	---		$24,254
	2009	17,539	6,923		---		---		---		---		---		24,462
	2008	16,570	6,923		---		---		---		---		---		23,493
J. Marvin MaGee	2010	13,818	9,800		---		---		---		---		---		23,618
	2009	9,720	14,700		---		---		---		---		---		24,420
	2008	5,811	13,800		---		---		---		---		4,885	(2)	24,496
Kevin T. Michaels	2010	19,639	9,800		---		---		---		---		---		29,439
	2009	17,539	14,700		---		---		---		---		---		32,239
	2008	16,570	13,934		---		---		---		---		---		30,504
Khurram P. Sheikh	2010	19,639	9,800		---		---		---		---		---		29,439
	2009	17,539	14,700		---		---		---		---		---		32,239
	2008	16,570	1,471		---		---		---		---		---		18,041
Basem Anshasi	2010	19,624	9,800		---		---		---		---		---		29,424
	2009	17,523	14,700		---		---		---		---		---		32,223
	2008	16,570	13,800		---		---		---		---		---		30,370

(2)	Includes both employer and employee insurance premiums that are paid by Powerwave on behalf of the named executive officers.

(3)	Represents reimbursement of tax preparation fee relating to Mr. MaGee’s relocation from Toronto, Canada to Southern California.

Grants of Plan-Based Awards

The following table sets forth, for the fiscal year ended January 2, 2011, certain information regarding grants of plan-based and performance-based awards to our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold (1)	Target (1)	Maximum (1)
Ronald J. Buschur	N/A	$7,500	$600,000	$750,000	---	---	---	---
	02/10/10	---	---	---	---	500,000	$1.09	$326,639
	12/18/10	---	---	---	---	1,400,000	2.57	2,482,124
J. Marvin MaGee	N/A	5,625	450,000	562,500	---	---	---	---
	02/10/10	---	---	---	---	200,000	1.09	130,655
	12/18/10	---	---	---	---	650,000	2.57	1,152,415
Kevin T. Michaels	N/A	5,063	405,000	506,250	---	---	---	---
	02/10/10	---	---	---	---	125,000	1.09	81,660
	12/18/10	---	---	---	---	500,000	2.57	886,473
Khurram P. Sheikh	N/A	4,250	340,000	425,000	---	---	---	---
	02/10/10	---	---	---	---	100,000	1.09	65,328
	12/18/10	---	---	---	---	650,000	2.57	1,152,415
Basem Anshasi	N/A	1,400	112,000	140,000	---	---	---	---
	02/10/10	---	---	---	---	125,000	1.09	81,660
	12/18/10	---	---	---	---	240,000	2.57	425,507

(1)
Represents the possible payout amounts under our 2010 Executive Officer Cash Incentive Plan, which are dependent upon the Company’s achievement of the performance conditions established by the Compensation Committee with respect to fiscal 2010.  The threshold amount is the minimum payout which represents 5% of the annual target on a quarterly basis.

(2)	Vesting of options is time based over four years, with 25% vesting after 12 months and the remaining 75% vesting in equal monthly installments over the next 36 months.

(3)
The grant date fair value is computed in accordance with ASC Topic 718 “Accounting for Stock Compensation.”  Under the fair value recognition provision of ASC Topic 718, stock-based compensation cost is estimated at the grant date based on the fair value of the award. Assumptions used in the calculation of these amounts are included in Note 13 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 2, 2011, without giving effect to estimated forfeitures.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards to our named executive officers as of January 2, 2011:

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Un-exercisable

Ronald J. Buschur	400,000	---		---	$11.81	06/25/2011	---	---	---	---
	100,000	---		---	5.41	08/05/2012	---	---	---	---
	200,000	---		---	6.57	10/17/2013	---	---	---	---
	200,000	---		---	5.01	07/21/2014	---	---	---	---
	200,000	---		---	7.47	09/12/2016	---	---	---	---
	114,583	135,417	(2)	---	0.48	02/06/2019	---	---	---	---
	114,583	135,417	(3)	---	0.42	02/10/2019	---	---	---	---
	---	500,000	(4)	---	1.09	02/10/2020	---	---	---	---
	---	1,400,000	(5)	---	2.57	12/18/2020	---	---	---	---
Kevin T. Michaels	75,000	---		---	5.41	08/05/2012	---	---	---	---
	75,000	---		---	6.57	10/17/2013	---	---	---	---
	200,000	---		---	5.01	07/21/2014	---	---	---	---
	120,000	---		---	7.47	09/12/2016	---	---	---	---
	100,000	20,000	(6)	---	6.49	08/07/2017	---	---	---	---
	57,291	67,709	(2)	---	0.48	02/06/2019	---	---	---	---
	57,291	67,709	(3)	---	0.42	02/10/2019	---	---	---	---
	---	125,000	(4)	---	1.09	02/10/2020	---	---	---	---
	---	500,000	(5)	---	2.57	12/18/2020	---	---	---	---
J. Marvin MaGee	179,166	20,834	(7)	---	6.69	05/07/2017	---	---	---	---
	50,000	10,000	(6)	---	6.49	08/07/2017	---	---	---	---
	91,666	108,334	(2)	---	0.48	02/06/2019	---	---	---	---
	91,666	108,334	(3)	---	0.42	02/10/2019	---	---	---	---
	---	200,000	(4)	---	1.09	02/10/2020	---	---	---	---
	---	650,000	(5)	---	2.57	12/18/2020	---	---	---	---
Khurram P. Sheikh	154,166	30,834	(8)	---	6.80	08/13/2017	14,063	$35,720	---	---
	126,041	148,959	(2)	---	0.48	02/06/2019	---	---	---	---
	44,113	52,137	(3)	---	0.42	02/10/2019	---	---	---	---
	---	100,000	(4)	---	1.09	02/10/2020	---	---	---	---
	---	650,000	(5)	---	2.57	12/18/2020	---	---	---	---
Basem Anshasi	9,375	625	(9)	---	5.17	03/16/2012	---	---	---	---
	30,000	15,000	(10)	---	2.73	04/30/2013	---	---	---	---
	14,583	10,417	(11)	---	4.88	08/12/2013	---	---	---	---
	25,000	---		---	8.18	07/17/2016	---	---	---	---
	10,000	---		---	7.47	09/12/2016	---	---	---	---
	20,833	4,167	(6)	---	6.49	08/07/2017	---	---	---	---
	25,000	25,000	(12)	---	0.62	12/12/2018	---	---	---	---
	11,458	13,542	(2)	---	0.48	02/06/2019	---	---	---	---
	---	125,000	(4)	---	1.09	02/10/2020	---	---	---	---
	---	240,000	(5)	---	2.57	12/18/2020	---	---	---	---

(1)	Value calculated by multiplying the closing market price of our Common Stock on January 2, 2011, or $2.54, by the number of shares.

(2)	The shares underlying the option vest at a rate of 25% on February 6, 2010, and the remaining 75% vests in equal monthly installments so that the option is fully vested on February 6, 2013.

(3)	The shares underlying the option vest at a rate of 25% on February 10, 2010, and the remaining 75% vests in equal monthly installments so that the option is fully vested on January 30, 2013.

(4)	The shares underlying the option vest at a rate of 25% on February 10, 2011, and the remaining 75% vests in equal monthly installments so that the option is fully vested on February 10, 2020.

(5)	The shares underlying the option vest at a rate of 25% on December 18, 2011, and the remaining 75% vests in equal monthly installments so that the option is fully vested on December 18, 2020.

(6)	The shares underlying the option vest at a rate of 25% on August 7, 2008, and the remaining 75% vests in equal monthly installments so that the option is fully vested on August 7, 2011.

(7)	The shares underlying the option vest at a rate of 25% on May 7, 2008, and the remaining 75% vests in equal monthly installments so that the option is fully vested on May 7, 2011.

(8)	The shares underlying the option vest at a rate of 25% on August 13, 2008, and the remaining 75% vests in equal monthly installments so that the option is fully vested on August 13, 2011.

(9)	The shares underlying the option vest at the rate of 25% on March 16, 2008 and the remaining 75% vests in equal monthly installments so that the option is fully vested on March 16, 2011.

(10)	The shares underlying the option vest at a rate of 25% on April 30, 2009, and the remaining 75% vests in equal monthly installments so that the option is fully vested on April 30, 2012.

(11)	The shares underlying this option vest at a rate of 25% on August 12, 2009, and the remaining 75% vests in equal monthly installments so that the option is fully vested on August 12, 2012.

(12)	The shares underlying the option vest at a rate of 25% on December 12, 2009, and the remaining 75% vests in equal monthly installments so that the option is fully vested on December 12, 2012.

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of our named executive officers for the year ended January 2, 2011:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise		Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Ronald J. Buschur	---	$	---	46,500	$68,355
J. Marvin MaGee	---		---	8,137	11,961
Kevin T. Michaels	---		---	32,550	47,849
Khurram P. Sheikh	---		---	18,750	31,312
Basem Anshasi	---		---	---	---

(1)	The value is determined by multiplying the number of shares acquired upon vesting by the closing price of our common stock on the date of vesting.

Potential Payments Upon Termination or Change in Control

We have entered into agreements with our named executive officers that provide certain benefits upon the termination of their employment under certain conditions.  Those agreements are summarized as follows:

Severance Agreements with Messrs. Buschur and Michaels

Effective August 1, 2003, Powerwave entered into severance agreements with Ronald J. Buschur and Kevin T. Michaels.  Mr. Buschur’s severance agreement, as amended to date, provides that if his employment is terminated without “cause” or if he voluntarily resigns for “good reason” (as such terms are defined below), he shall be entitled to (i) a lump-sum payment equal to three times his “total annual compensation,” and (ii) continued group health insurance for a period of 36 months.  For purposes of this agreement, “total annual compensation” is defined as base salary for the year in which employment terminates plus the greater of Mr. Buschur’s target performance based cash incentive for the year in which employment terminates or the actual performance based cash incentive paid in the prior year.  Mr. Michaels executed an identical severance agreement, as amended to date, except that the severance payment amount is two times his total annual compensation, and the period of continued health coverage is 24 months.  Both of these agreements were amended and restated on August 13, 2008 to conform with the regulations under Internal Revenue Code Section 409A.

Change of Control Agreements with Messrs, Buschur, Michaels, MaGee, Sheikh and Anshasi

Effective August 1, 2003, Powerwave also entered into change of control agreements with Mr. Buschur and Mr. Michaels.  Mr. Buschur’s change in control agreement, as amended to date, provides that if in anticipation of, in connection with, or within two years following a “change in control,” Mr. Buschurs’ employment is terminated without “cause”, or if Mr. Buschur voluntarily resigns for “good reason”, then Mr. Buschur shall be entitled to (i) a lump-sum payment equal to three times his total annual compensation, (ii) continued health insurance for a period of 36 months, and (iii) the immediate vesting of all unvested stock options held by Mr. Buschur.  For purposes of this agreement, the term “total annual compensation” has the same definition as provided in the severance agreement.  Mr. Michaels executed an identical change in control agreement, except that the lump sum payment is two times his total annual compensation, and the period of continued health insurance coverage is 24 months.   Both of these agreements were amended and restated on August 13, 2008 to conform with the regulations under Internal Revenue Code Section 409A.

Effective May 2007, Powerwave entered into a Change in Control Agreement with Marvin MaGee, which provides that if in anticipation of, or within 18 months following, a “change in control” of Powerwave Mr. MaGee’s employment is terminated without “cause” or if Mr. MaGee voluntarily resigns with “good reason”, then he shall be entitled to (i) a lump sum payment equal to 18 months of his then annual salary, (ii) continued health coverage for a period of 18 months, and (iii) outplacement assistance for 18 months.  This agreement was amended and restated in December 2008 to conform with the regulations under Internal Revenue Code Section 409A.

Effective August 2007, Powerwave entered into a Change in Control Agreement with Khurram Sheikh, which provides that if in anticipation of, or within 18 months following, a “change in control” of Powerwave, Mr. Sheikh’s employment is terminated without “cause” or if Mr. Sheikh voluntarily resigns with “good reason”, then he shall be entitled to (i) a lump sum payment equal to 18 months of his then annual salary, (ii) continued health coverage for a period of 18 months, and (iii) outplacement assistance for 18 months.  This agreement was amended and restated in December 2008 to conform with the regulations under Internal Revenue Code Section 409A.

Effective December 2008, Powerwave entered into a Change in Control Agreement with Basem Anshasi which provides that if in anticipation of, or within 18 months following, a “change in control” of Powerwave, Mr. Anshasi’s employment is terminated without “cause” or if Mr. Anshasi voluntarily resigns with “good reason”, then he shall be entitled to (i) a lump sum payment equal to 18 months of his then annual salary  (ii) continued health coverage for a period of 18 months; and (iii) outplacement assistance for 18 months.

For purposes of  the severance and change of control agreements, “cause” means: (i) the continued, unreasonable refusal or  the omission by the employee to perform any material duties required of him by the Company, if such duties are consistent with duties customary for his position; (ii) any material act or omission by the employee involving malfeasance or gross negligence in the performance of his duties to, or material deviation from any of the policies or directives of the Company; (iii) conduct on the part of the employee which constitutes the breach of any statutory or common law duty of loyalty to the Company, including the unauthorized disclosure of material confidential information or trade secrets of the Company; or (iv) any illegal act by the employee which materially and adversely affects the business of the Company or any felony committed by employee, as evidenced by conviction thereof, provided that the Company may suspend the employee with pay while any allegation of such illegal or felonious act is investigated.

The term “good reason” means any of the following, without the employee’s written consent: (i) a material reduction by the Company in the employee’s compensation that is not made in connection with an across the board reduction of all the Company’s executive salaries; (ii) the assignment of duties to the employee which reflect a material adverse change in authority, responsibility or status with the Company or any successor; (iii) a material relocation of the employee to a location more than 30 miles from the location where the employee was regularly assigned to immediately prior to the employee’s termination of employment or a change in control, whichever occurs first; or (iv) a failure by the Company to pay any material portion of the employee’s compensation within ten (10) days of the date due.

These agreements define “change in control” as the occurrence of any of the following events: (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of more than fifty percent of the outstanding securities of Powerwave; (ii) a merger or consolidation in which Powerwave is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which Powerwave in incorporated; (iii) the sale, transfer or other disposition of all or substantially all of the assets of Powerwave; (iv) a complete liquidation or dissolution of Powerwave; (v) any reverse merger in which Powerwave is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger; or (vi) the date a majority of the members of the board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors before the date of appointment or election.

All of the change of control agreements and severance agreements require the execution of a release of claims in favor of Powerwave as a pre-condition to the receipt of payments.

The following table sets forth potential payments payable to our named executive officers upon termination of employment without cause, termination for “good reason,” or a termination of employment without cause or for good reason in connection with a change in control.  The Company’s Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable.  The table below reflects amounts payable to our named executive officers assuming a termination of employment without cause on January 2, 2011 and a change of control on, and termination of employment without cause on January 2, 2011:

Name	Trigger (1)	Salary and Performance Based Incentive (2)	Continuation of Benefits (3)	Value of Option Acceleration (4)			Value of Restricted Stock Acceleration		Total Value
Ronald J. Buschur	Termination without Cause/Good Reason	$3,600,000	$55,109	$	---		$	---	$3,655,109
	Change of Control	3,600,000	55,109		1,291,043	(5)		---	4,946,152
J. Marvin MaGee	Termination without Cause/Good Reason	---	---		---			---	---
	Change of Control	750,000	18,824		---			---	768,824
Kevin T. Michaels	Termination without Cause/Good Reason	1,710,000	36,739		---			---	1,746,739
	Change of Control	1,710,000	36,739		464,274	(5)		---	2,211,013
Khurram Sheikh	Termination without Cause/Good Reason	---	---		---			---	---
	Change of Control	637,500	27,555		---			35,720	700,775
Basem Anshasi	Termination without Cause/Good Reason	---	---		---			---	---
	Change of Control	477,000	27,555		---			---	504,555

(1)
Messrs. Buschur and Michaels are entitled to the benefits specified in this table if their employment is terminated without cause or if they voluntarily resign for “good reason.” In the case of a “change of control,” Messrs. Buschur and Michaels are entitled to the benefits specified in this table if in anticipation of, in connection with, or within two years following a “change of control,” their employment is terminated without cause or if they voluntarily resign for “good reason.”  In the case of a “change of control” Messrs. MaGee, Sheikh and Anshasi are entitled to the benefits specified in this table if in anticipation of, in connection with or within eighteen months following a “change of control,” their employment is terminated without cause or if they voluntarily resign for good reason.

(2)
Represents three times annual 2010 salary and target performance based cash incentive for 2010 in the case of Mr. Buschur.  Represents two times annual 2010 salary and target performance based cash incentive for 2010 in the case of Mr. Michaels.  Represents one and one half times annual 2010 salary for Messrs. MaGee, Sheikh and Anshasi.

(3)
Represents the cost of continuing medical benefits via COBRA for three years in the case of Mr. Buschur and two years in the case of Mr. Michaels. Represents the cost of continuing medical benefits via COBRA for one and one half years for Messrs. MaGee, Sheikh and Anshasi.  For purposes of this calculation, expected costs have not been adjusted for any actuarial assumptions related to mortality or increases in costs.

(4)
Represents the aggregate value of the accelerated vesting of the named executive officers’ unvested stock options if their employment is terminated for cause or if they voluntarily resign for “good reason” in connection with, in anticipation of or within two years following a “change of control”.  The amounts shown as the value of the accelerated stock options are based on the intrinsic value of the options as of January 2, 2011.  This was calculated by multiplying (i) the difference between the fair market value of the options as of January 2, 2011 (based on a closing market price of $2.54 per share on January 2, 2011) and the applicable exercise price by (ii) the assumed number of option shares vesting on an accelerated basis on January 2, 2011.

(5)
In case of a change of control, if in anticipation of, in connection with, or within two years following a change of control, the employment of Mr. Buschur or Mr. Michaels is terminated without cause or if they voluntarily resign for good reason, then their options would accelerate.

Non-Employee Director Compensation

The following table sets forth compensation for the fiscal year ended January 2, 2011 for the Company’s independent directors:

Name	Fees Earned or Paid in Cash (1)	Stock Awards		Option Awards (2)	Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation		Total
Moiz M. Beguwala	$59,500	$	---	$58,295	$	---	$	---	$	---	$118,091
Ken J. Bradley	60,500		---	58,295		---		---		---	119,770
Richard Burns (3)	---		---	---		---		---		---	---
John L. Clendenin	65,500		---	58,295		---		---		---	123,795
David L. George	59,500		---	58,295		---		---		---	117,795
Eugene L. Goda	67,000		---	58,295		---		---		---	125,295
Carl W. Neun	90,500		---	58,295		---		---		---	150,121

(1)
Consists of the annual board retainer, board and committee meeting fees, and committee chair retainers.  These amounts do not include amounts paid to independent directors to reimburse them for expenses of travel, lodging and other reasonable out-of-pocket expenses which are related to service on the Board or any committee.

(2)
Reflects the grant date fair value in accordance with ASC Topic 718, without giving effect to estimated forfeitures.  Includes stock options for 45,000 shares of Common Stock that were granted to each independent director on November 2, 2010.  Assumptions used in the calculation of these amounts are included in Note 13 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 2, 2011.  As of January 2, 2011, each director had the following number of stock options outstanding:

Mr. Clendenin	120,000
Mr. George	120,000
Mr. Goda	120,000
Mr. Neun	120,000
Mr. Beguwala	130,000
Mr. Bradley	130,000

(3)	Mr. Burns joined the Board of Directors in March 2011, and as a result, no director compensation was earned by him in fiscal 2010.

PROPOSAL 2 – ADVISORY VOTE ON THE APPROVAL OF COMPENSATION OF NAMED EXECUTIVE OFFICERS

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.  Although the vote on this proposal is not binding on Powerwave, our Board and our Compensation Committee give serious consideration to the positions of our shareholders with respect to executive compensation, and the Board and the Compensation Committee will consider the outcome of the vote in developing future compensation programs and making future compensation decisions.

Our executive compensation programs are designed to link compensation to the achievement of pre-established corporate financial performance objectives and to provide long-term incentive compensation (to focus our executives’ efforts on building shareholder value by aligning their interests with those of our shareholders).  We urge our shareholders to review a more detailed description of our executive compensation program in the section entitled “Compensation Discussion and Analysis” beginning on page 14 of this Proxy Statement.  The Board believes that the information provided in such section, along with the information provided in the “Executive Compensation” section of this Proxy Statement, demonstrates that our executive compensation program was designed appropriately, supports long-term value creation and is working to ensure that management’s interests are aligned with our shareholders.

Recommendation of the Board

The Board believes that our executive compensation program is strategically designed to attract and retain the high-caliber executives required for the success of our business and to ensure that the interests of our executives are well aligned with the interests of our shareholders.  Accordingly, we are asking our shareholders to indicate their support for the compensation of our named executive officers by voting FOR the adoption of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers of Powerwave Technologies, Inc. (“Powerwave”) as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in Powerwave’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC.”

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON THE APPROVAL OF COMPENSATION OF NAMED EXECUTIVE OFFICERS

As described in Proposal 2 above, the Company’s shareholders are being provided the opportunity to cast a non-binding, advisory vote on the Company’s executive compensation program (the “say-on-pay vote”).  This Proposal 3, as required by the Dodd-Frank Act, affords shareholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future Annual Meetings of Shareholders.  Under this Proposal No. 3, shareholders may vote to have the say-on-pay vote every year, every two years or every three years.

Recommendation of the Board

The Company believes that say-on-pay votes should be conducted every year, so that our shareholders may annually express their views on the Company’s executive compensation program. Although the vote on this proposal is also not binding on Powerwave, the Compensation Committee, which administers the Company’s executive compensation program, values the opinions expressed by our shareholders and will consider the outcome of these votes in making its decisions on executive compensation.

While the Board recommends that the shareholders vote in favor of conducting the say-on-pay vote every year, you may indicate whether you would prefer to hold the say-on-pay vote every year, every two years or every three years, or you may abstain from voting on the following non-binding resolution:

“RESOLVED, that an advisory stockholder vote to approve the executive compensation program of Powerwave Technologies, Inc. (“Powerwave”), as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion, be submitted to the stockholders of Powerwave every year, every two years or every three years; with such frequency that receives the highest number of votes cast being the preferred advisory vote of stockholders.”

The frequency (every year, every two years or every three years) that receives the highest number of votes cast will be considered the frequency recommended by the stockholders.

PROPOSAL 4 – APPROVAL OF CERTIFICATE OF AMENDMENT TO EFFECT REVERSE STOCK SPLIT AND REDUCTION IN AUTHORIZED SHARES

Introduction

The Board has previously approved, and is recommending that our shareholders approve, a Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company (the “Amendment”), in substantially the form attached hereto as Exhibit A, to (i) effect a reverse stock split of the Company’s issued and outstanding shares of Common Stock at a ratio of 1-for-5 (the “Reverse Stock Split”) and (ii) reduce the number of authorized shares of Common Stock from 250,000,000 to 100,000,000 (the “Authorized Share Reduction”).  The Reverse Stock Split will not affect shares of Common Stock that have been redeemed by the Company or that have been authorized but have not yet been issued.  If the Reverse Stock Split and the Authorized Share Reduction are approved by our stockholders at the Annual Meeting, the number of shares of our issued and outstanding Common Stock will be reduced by approximately 80% (prior to adjusting for fractional shares as described below) and the number of authorized shares of Common Stock will be reduced by approximately 60%.

We believe that the Reverse Stock Split and Authorized Share Reduction are being completed in compliance with current ISS corporate governance guidelines.

The approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock as of the Record Date.

Purpose and Background of the Reverse Stock Split and the Authorized Share Reduction

The Board’s primary objectives in proposing the Reverse Stock Split and the Authorized Share Reduction are to: (i) increase the number of authorized and unissued shares of Common Stock; (ii) increase the per share trading price of the Common Stock to a level that we believe may be more attractive for investors; and (iii) enable the Company to maintain the listing of the Common Stock on The NASDAQ Global Select Market.  Each of these objectives is discussed in greater detail below:

Increase the Number of Authorized and Unissued Shares

The Company’s current authorized capital stock consists of 250,000,000 shares of Common Stock, $0.0001 par value, and 5,000,000 shares of preferred stock, $0.0001 par value, of which 650,000 have been designated Series A junior participating preferred stock.  The Common Stock is all of a single class, with equal voting, distribution, liquidation and other rights.  As of September 15, 2011, there were 158,394,537 shares of Common Stock issued and outstanding and no shares of preferred stock issued or outstanding.  In addition, there are approximately (i) 16,346,000 shares of Common Stock issuable upon exercise of options outstanding as of September 15, 2011 granted under our stock option plans; (ii) 17,222,000 shares of Common Stock issuable upon conversion of our 3.875% Convertible Subordinated Notes due 2027 (the "3.875% Notes"); (iii) 1,019,000 shares of Common Stock issuable upon conversion of our 1.875% Convertible Subordinated Notes due 2024 (the “1.875% Notes); and (iv) 32,031,000 shares of Common Stock reserved for issuance upon conversion of our 2.75% Convertible Senior Subordinated Notes due 2041 (the “2.75% Notes” and together with the 1.875% Notes and the 3.875% Notes, the "Convertible Notes")).  Also, the Company has reserved for issuance an additional approximate 17,978,000 shares with respect to the Convertible Notes that it may be required to issue following an increase in the conversion rates in case of certain fundamental changes in the Company or a change of control of the Company prior to the maturity of the Convertible Notes.  As a result, after taking into account the shares of Common Stock that are issued and outstanding, as well as those that are issuable upon the exercise of outstanding options and the conversion of the Convertible Notes (including the increased conversion rate following a fundamental change or change in control of the Company), we currently have approximately 7,009,630 authorized shares of Common Stock available for issuance.

However, the remaining 7,009,630 authorized shares of Common Stock does not include approximately: (i) 15,719,150 additional shares of Common Stock reserved for issuance under our stock option plans; and (ii) 4,639,000 additional shares of Common Stock reserved for issuance under our employee stock purchase plan.  In other words, the current amount of authorized shares is insufficient to allow us to issue the full amount of shares that have previously been reserved by our shareholders for issuance pursuant to our stock option plans and employee stock purchase plan.

In addition, the Company does not currently have enough shares of Common Stock authorized to effect certain significant corporate events.  For example, in order to continue to fund its operations, the Company may need to raise additional capital from financing sources in the future.  The primary way the Company raises such capital is by issuing shares of Common Stock and securities exercisable or convertible into Common Stock.  Without additional authorized shares of Common Stock, the Company will be unable to raise all of the financing it will likely need to maintain or grow its operations in the future.  We anticipate that we may need to issue additional shares of Common Stock in the future in connection with one or more of the following significant corporate events:

•	financing transactions, such as public or private offerings of Common Stock or securities convertible or exercisable into Common Stock;
•	debt or equity restructuring or refinancing transactions, such as debt exchanges or offerings of new convertible debt or modifications to existing convertible debt
•	acquisitions;
•	strategic investments;
•	corporate transactions, such as stock splits or stock dividends;
•	partnerships, collaborations and other similar transactions; and
•	other corporate purposes that have not yet been identified.
As of the date of this Proxy Statement, except as contemplated by its existing stock option plans and employee stock purchase plan, the Company has no agreements, plans, arrangements or understandings, written or oral, relating to the issuance of any of the additional shares of Common Stock to be authorized upon the approval of this proposal.

Increase in Stock Price to a More Attractive Level for Investors

The Board believes that an increased stock price may encourage additional investor interest and improve the marketability of the Common Stock to a broader range of investors, and thus improve the liquidity of the Common Stock.  Due to the trading volatility often associated with lower-priced stocks and certain other factors, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending lower-priced stocks to their customers.  In addition, the perception that lower-priced stocks are unduly speculative and the higher broker commissions (as a percentage of stock price) associated with lower-priced stocks tend to discourage potential investors from investing in lower-priced stocks.  The Board believes that the anticipated higher market price may improve the perception of the Common Stock as an investment and thus enable the Company to appeal to a broader range of investors, including institutional investors and brokerage firms with policies and practices such as those described above.

Increase in Stock Price for NASDAQ Global Select Market Listing Purposes

The Common Stock is listed on The NASDAQ Global Select Market.  The NASDAQ Global Select Market Listing Rules (the “Listing Rules”) impose certain minimum requirements on us for the continued listing of the Common Stock, such as the requirement to maintain the Common Stock’s minimum bid at or above $1.00 per share.  Since 2008, there have been periods of time during which our per share bid has dropped below $1.00.  While we have historically been able to regain compliance with the Listing Rules, there can be no assurance that the price of the Common Stock will not decrease below the $1.00 minimum bid price again in the future.  If that were to occur, subject to applicable grace periods, the Common Stock may be delisted from the NASDAQ Global Select Market.

If a delisting from the NASDAQ Global Select Market were to occur, the Common Stock would then likely trade on the OTC Bulletin Board or in the “pink sheets.”  These alternative markets are generally considered to be less efficient than, and not as widely followed as, the NASDAQ Global Market.  Thus, should a delisting occur, our liquidity and stock price could suffer.

The Board believes that the expected increase in our stock price due to the Reverse Stock Split, if approved by our shareholders, would help us ensure our continued compliance with the Listing Rules and minimize the possibility the Common Stock would be delisted from the NASDAQ Global Select Market.

Material Effects of the Proposed Reverse Stock Split and Authorized Share Reduction

The principal effects of the Reverse Stock Split and the Authorized Share Reduction will be that: (i) the number of shares of Common Stock issued and outstanding will be reduced from approximately 158,394,000 shares as of September 15, 2011 to approximately 31,679,000 shares (prior to adjusting for fractional shares as described below); (ii) the number of authorized shares of the Common Stock shall be reduced from 250,000,000 to 100,000,000; (iii) all outstanding options granted under our stock option plans will enable the holders thereof to purchase, upon exercise of their options, one-fifth of the number of shares of Common Stock which such holders would have been able to purchase upon exercise of their options immediately preceding the effectiveness of the Reverse Stock Split, at an exercise price equal to five times the exercise price specified before the Reverse Stock Split, (iv) the number of shares reserved for issuance pursuant to our stock option plans and employee stock purchase plan will be reduced to one-fifth of the number of shares currently included in each such plan, and (v) each of the outstanding Convertible Notes entitling the holders thereof to purchase shares of Common Stock will enable such holders to receive, upon conversion or exercise thereof, one-fifth of the number of shares of Common Stock which such holders would have been able to receive upon exercise of their Convertible Notes immediately preceding the effectiveness of the Reverse Stock Split.

The Reverse Stock Split will not affect the par value of the Common Stock.  As a result, on the date of the effectiveness of the Reverse Stock Split (the “Effective Date”), the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced to approximately one-fifth its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced.  The per share net income or loss and net book value of the Common Stock will be retroactively increased for each period because there will be fewer shares of Common Stock outstanding.

The Board expects that the Reverse Stock Split will increase the price of the Common Stock by a factor of approximately five.  However, the Board cannot predict the effect of the Reverse Stock Split upon the long-term market price for the Common Stock, and the history of similar reverse stock splits for companies in similar circumstances is varied.  The market price per post-Reverse Stock Split share may not remain in excess of the $1.00 minimum bid price required by the Listing Rules, or the Company may not otherwise meet the other requirements of the Listing Rules.  The future market price of the Common Stock will also be based on our future performance and other factors which the Board cannot predict.

The Reverse Stock Split will affect all stockholders of the Company uniformly and will not affect any stockholder’s percentage ownership of, or voting power in, the Company, except to the extent that the Reverse Stock Split results in any of our stockholders owning a fractional share of Common Stock.  Stockholders who would receive fractional shares of Common Stock as a result of the Reverse Stock Split shall be entitled to receive cash (without interest or deduction) from the Company’s transfer agent in lieu of such fractional share upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s underlying certificates, in an amount equal to the product obtained by multiplying (x) the closing price per share of the Common Stock as reported on The NASDAQ Global Select Market as of the Effective Date, by (y) the fraction of one share owned by such stockholder.  Stockholders holding fewer than five shares of the Common Stock will receive only cash in lieu of fractional shares and will no longer hold any shares of Common Stock as of the Effective Date.

The amendment will not change the terms of the Common Stock.  After the Reverse Stock Split takes effect, the shares of Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Common Stock now authorized.  Each stockholder’s percentage ownership of the new Common Stock will not be changed, except for the effect of eliminating fractional shares.  The Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable.  Following the Reverse Stock Split, the Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

The increase in the Company's authorized and unissued shares pursuant to the Reverse Stock Split and the Authorized Share Reduction will not have any immediate effect on the rights of our existing stockholders.  Although the Company currently has no agreements, plans, arrangements or understandings, written or oral, relating to the issuance of any of the shares of Common Stock to be authorized upon the approval of this proposal, to the extent that additional authorized shares are issued in the future, such shares could be dilutive to our existing stockholders by decreasing such stockholders’ percentage of equity ownership in the Company.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates

If the Reverse Stock Split and Authorized Share Reduction are approved by our shareholders, the Reverse Stock Split and Authorized Share Reduction would become effective on the Effective Date, and upon the filing of the Amendment by the Company with the Delaware Secretary of State, all of the Company’s issued and outstanding Common Stock will be converted into new Common Stock as set forth in the Amendment.

As soon as practicable after the Effective Date, stockholders will be notified that the Reverse Stock Split and Authorized Share Reduction have been effected.  Computershare Trust, N.A., the Company’s transfer agent, will act as exchange agent for purposes of implementing the exchange of stock certificates.  Holders of pre-Reverse Stock Split shares will be asked to surrender to the exchange agent certificates representing such shares in exchange for certificates representing post-Reverse Stock Split shares, in accordance with the procedures to be set forth in a letter of transmittal that will be delivered to the Company’s stockholders by the exchange agent.  No new certificates will be issued to a stockholder until the stockholder has surrendered to the exchange agent his, her or its outstanding certificate(s) together with the properly completed and executed letter of transmittal.  STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.  Stockholders whose shares are held in book-entry form by a bank, broker, dealer or other nominee do not need to submit old share certificates for exchange.  These shares will automatically reflect the new quantity of shares based on the effectiveness of the Reverse Stock Split.  Beginning on the Effective Date, each certificate representing pre-Reverse Stock Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Stock Split shares.

Fractional Shares

            Stockholders will not receive fractional post-Reverse Stock Split shares in connection with the Reverse Stock Split.  Instead, stockholders who would otherwise be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Company’s transfer agent in lieu of such fractional share upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s underlying certificates, in an amount equal to the product obtained by multiplying (x) the closing price per share of the Common Stock as reported on The NASDAQ Global Select Market as of the Effective Date, by (y) the fraction of one share owned by the stockholder.

If a stockholder who holds shares in certificated form is entitled to a payment in lieu of any fractional share interest, the stockholder will receive payment as soon as practicable after the Effective Date and after the stockholder has submitted an executed transmittal letter and surrendered all certificates held by such stockholder (immediately prior to the Effective Date) representing shares of Common Stock. If a stockholder holds shares of the Common Stock with a bank, broker, dealer or other nominee, the stockholder should contact his, her or its bank, broker, dealer or other nominee for information on the treatment and processing of fractional shares.  A stockholder who holds shares in book-entry form will receive payment for any fractional shares as soon as practicable after the Effective Date without need for further action by the stockholder.  The cash payment is subject to applicable federal and state income tax and state abandoned property laws.  No transaction costs will be assessed on stockholders for the cash payment.  Stockholders will not be entitled to receive interest for the period of time between the effective time of the Reverse Stock Split and the date payment is made for their fractional share interest in the Common Stock.

No Dissenter’s Rights

Under the Delaware General Corporation Law, stockholders will not be entitled to dissenter’s rights with respect to the proposed Amendment to effect the Reverse Stock Split and Authorized Share Reduction, and the Company does not intend to independently provide stockholders with any such rights.

Certain Material U.S. Federal Income Tax Considerations

The following description of material U.S. federal income tax considerations to U.S. holders (as defined below) regarding the Reverse Stock Split is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and interpretations as in effect on the date of this Proxy Statement.  These authorities are subject to change, including possibly with retroactive effect, which could alter the U.S. federal income tax consequences described below.  We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of the Reverse Stock Split or the Authorized Share Reduction.

For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Common Stock that is, for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (4) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is intended to provide only a general summary to stockholders who hold their shares of Common Stock as capital assets and does not discuss the tax consequences of any other transaction that may occur before, after, or at the same time as the Reverse Stock Split and the Authorized Share Reduction.  This discussion does not address other federal taxes (such as the alternative minimum tax or gift or estate taxes) or tax considerations under state, local or foreign laws.  This discussion does not address every aspect of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances or to persons who are otherwise subject to special tax treatment, including, without limitation:  (i) partnerships, subchapter S corporations, trusts or other pass-through entities; (ii) dealers in securities; (iii) banks or other financial institutions; (iv) insurance companies;  (v) mutual funds; (vi) tax exempt organizations or pension funds; (vii) foreign persons, foreign entities or U.S. expatriates; (viii) stockholders whose functional currency is not the U.S. dollar; or (ix) persons who hold the Common Stock as part of a hedging, straddle, conversion or other risk reduction transaction.

STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, FOREIGN AND OTHER TAX LAWS.

Tax Consequences to the Company

The Company will not recognize gain or loss as a result of the Reverse Stock Split and Authorized Share Reduction.

Tax Consequences to the Stockholders of the Reverse Stock Split

A stockholder generally will not recognize gain or loss on the Reverse Stock Split, except in respect of cash, if any, received in lieu of a fractional share interest.  In general, the aggregate tax basis of the post-Reverse Stock Split shares received will be equal to the aggregate tax basis of the pre-Reverse Stock Split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-Reverse Stock Split received will include the holding period of the pre-Reverse Stock Split shares exchanged.

A holder of the pre-Reverse Stock Split who receives cash generally will be treated as having exchanged a fractional share interest for cash in a redemption that is subject to Section 302 of the Code.  The redemption will be treated as a sale of the fractional share, and not as a distribution under Section 301 of the Code, if the receipt of cash (a) is “substantially disproportionate” with respect to the holder, (b) results in a “complete termination” of the holder’s interest, or (c) is “not essentially equivalent to a dividend” with respect to the holder, in each case taking into account shares both actually and constructively owned by such holder (under certain constructive ownership rules).  A distribution is not essentially equivalent to a dividend if the holder undergoes a “meaningful reduction” in the holder’s proportionate interest.  If the redemption is treated as a sale, the holder will recognize capital gain or loss equal to the difference between the portion of the tax basis of the post-Reverse Stock Split allocated to the fractional share interest and the cash received.  If the redemption does not meet one of the Section 302 tests, the cash distribution will be treated as a distribution under Section 301 of the Code.  In such case, the cash distribution will be treated as a dividend to the extent of our current and accumulated earnings and profits allocable to the distribution, and then as a recovery of basis to the extent of the holder’s tax basis in his or her shares, and finally as gain from the sale of stock.

Whether a holder who receives cash in lieu of fractional shares will have a meaningful reduction in ownership will depend on all of the facts and circumstances existing at and around the time of the Reverse Stock Split, including the size of the holder’s percentage interest in the Common Stock before and after the Reverse Stock Split.  In this regard, the IRS has indicated in published rulings that any reduction in the percentage interest of a public company stockholder whose relative stock interest is minimal (an interest of less than 1% of the outstanding Company Common Stock should satisfy this requirement) and who exercises no control over corporate affairs should constitute a meaningful reduction in such stockholder’s interest.

We recommend that stockholders consult their own tax advisors to determine the extent to which their fractional share redemption is treated as a sale of the fractional share or as a distribution under Section 301 of the Code and the tax consequences thereof.

Other Tax Considerations for Stockholders

The state and local tax consequences of the Reverse Stock Split and the Authorized Share Reduction may vary significantly as to each stockholder depending upon the jurisdiction in which such stockholder resides.  Stockholders are urged to consult their own tax advisors regarding the specific tax consequences to them of the Reverse Stock Split and the Authorized Share Reduction, including the applicable federal, state, local and foreign tax consequences, if any.

Information Reporting and Backup Withholding

Payments of cash in lieu of a fractional share of Common Stock made in connection with the Reverse Stock Split may, under certain circumstances, be subject to "backup withholding" (currently at a rate of 28%), unless the holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained, provided that the required information is timely furnished to the IRS.

THE FOREGOING IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. THE FOREGOING DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF SHAREHOLDERS. EACH SHAREHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE OR LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Vote Required for Approval

The affirmative vote of the holders of a majority of the outstanding shares of the Common Stock is required to approve the Amendment to effect the Reverse Stock Split and the Authorized Share Reduction.  Abstentions and broker non-votes will be counted as votes against the proposal.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT AND THE AUTHORIZED SHARE REDUCTION

PROPOSAL 5 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed the independent registered public accounting firm of Deloitte & Touche, certified public accountants, to audit the consolidated financial statements of Powerwave and its subsidiaries for the 2011 fiscal year.  Deloitte and Touche has audited the accounts and records of Powerwave and its subsidiaries since 1995.  If the shareholders do not ratify the appointment of Deloitte & Touche, the Board will reconsider the appointment but is not obligated to choose a different firm.

Representatives of Deloitte & Touche are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2011 FISCAL YEAR.

ANNUAL REPORT

Powerwave’s 2010 Annual Report is being forwarded to each shareholder with this Proxy Statement.  The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

EXHIBIT A

Certificate of Amendment

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
POWERWAVE TECHNOLOGIES, INC
A Delaware Corporation

POWERWAVE TECHNOLOGIES, INC., a corporation organized and existing under the laws of the General Corporation Law (the “Corporation”) does hereby certify:

FIRST:  That the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on December 11, 2006.

SECOND: In accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, at a duly held meeting of the Board of Directors of the Corporation on August 10, 2011 a resolution was adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof at the next annual meeting of stockholders.  The resolution setting forth the proposed amendment is a follows:

RESOLVED THAT Article IV of the Amended and Restated Certificate of Incorporation entitled “Authorized Capital” is hereby amended by deleting the first sentence of the first paragraph in its entirety and replacing it with the following two paragraphs:

“The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 105,000,000, of which (i) 100,000,000 shares shall be designated “Common Stock” and shall have a par value of $0.0001 per share; and (ii) 5,000,000 shares shall be designated “Preferred Stock” and shall have a par value of $0.0001 per share.

Upon the filing and effectiveness (the "Effective Time") pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each five shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation's transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder's Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the  NASDAQ Global Select Market as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above."

THIRD: That thereafter, pursuant to a resolution of the Board of Directors, the Annual Meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the Delaware General Corporation Law, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH:  Said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by ___________, and attested to by _________ this ___ day of November 2011.

POWERWAVE TECHNOLOGIES, INC.

By:________________________________
ATTEST:

By:_____________________________

EXHIBIT B

PROXY CARD

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on October 27, 2011.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/pwav • Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA,
US territories & Canada any time on a touch tone
telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒
Annual Meeting Proxy Card
◆IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.◆

A. Proposals – The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 4 and 5 and for 1 YEAR on Proposal 3.
1. Election of Directors.  Authority to elect the eight (8) persons named in the Notice of Annual Meeting of Shareholders dated September 23, 2011, to the Board of Directors to serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified.

The nominees are:  Moiz M. Beguwala, Ken J. Bradley, Richard Burns, Ronald J. Buschur, John L. Clendenin,  David L. George, Eugene L. Goda, and Carl W. Neun

☐ ☐

FOR all listed Nominees (except as indicated to the contrary below)

WITHHOLD AUTHORITY to vote for all listed Nominees

To withhold authority to vote for any individual Nominee, write that Nominee’s name in the space provided below.
____________________________________________

2. Advisory Vote on the Approval of Compensation of the Company’s Named Executive Officers. To approve the compensation of the Company’s named executive officers.	☐	FOR	☐	AGAINST	☐	ABSTAIN
3. Advisory Vote on the Frequency of Advisory Votes on the Approval of the Compensation of the Company’s Named Executive Officers.	☐	1 Year	☐	2 Years	☐	3 Years	☐	ABSTAIN
4. Amendment to Certificate of Incorporation.  To approve an amendment to the Company’s Certificate of Incorporation to effect a 1-for-5 reverse stock split and to reduce the authorized number of shares of common stock from 250,000,000 to 100,000,000.
	☐	FOR	☐	AGAINST	☐	ABSTAIN
5. Ratification of Appointment of Independent Auditors. To ratify the appointment of Deloitte & Touche LLP as independent auditors.	☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the proxies are authorized to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including procedural and other matters relating to the conduct of the meeting.

Non-Voting Items
Change of Address — Please print new address below.
Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

B.	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
(Please date this Proxy and print and sign your name as it appears on your stock certificate(s). Executors, administrators, trustees, etc. should give their full titles. All joint owners should sign.)

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within box.	Signature 2 - Please keep signature within box.
/ /

◆IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.◆

POWERWAVE TECHNOLOGIES, INC.
REVOCABLE PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 27, 2011

The undersigned shareholder(s) of Powerwave Technologies, Inc. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated September 23, 2011, and nominates, constitutes and appoints Ronald J. Buschur and Kevin T. Michaels, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the offices of the Company located at 1801 E. St. Andrew Place, Santa Ana, CA 92705, on Thursday, October 27, 2011 at 10:00 a.m., Pacific Time, and any and all adjournments thereof, as fully with the same force and effect as the undersigned might or could do if personally present thereat, upon and in respect of the matters described below and in accordance with the instructions on the reverse side:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2, 4, AND 5, AND FOR “ONE YEAR” ON PROPOSAL 3. THE PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED “FOR” THE ELECTION OF THE EIGHT NOMINEES LISTED ON THE REVERSE SIDE AND “FOR” PROPOSALS 2, 4 AND 5 AND FOR ONE YEAR ON PROPOSAL NUMBER 3 UNLESS OTHERWISE INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS.

·	MARK, SIGN AND DATE YOUR PROXY CARD
·	DETACH YOUR PROXY CARD
·	RETURN YOUR PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED